UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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United Rentals, Inc.
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UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

March 31, 2010

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Tuesday, May 11, 2010, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 10:00 a.m., Eastern time.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of our annual report to stockholders for the fiscal year ended December 31, 2009.

Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. Voting instructions are provided on your proxy card and in the accompanying proxy statement. We encourage you to submit your proxy and vote via the Internet, by telephone or by mail.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 11, 2010, at 10:00 a.m., Eastern time, for the following purposes:

1.	Election of the 11 directors nominated and recommended by our Board of Directors, as named in the accompanying proxy statement;

2.	Approval of our 2010 Long Term Incentive Plan;

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010; and

4.	Transaction of such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on March 15, 2010 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

March 31, 2010

By Order of the Board of Directors,

JONATHAN M. GOTTSEGEN
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010. The Notice of and Proxy Statement for the 2010 Annual Meeting of Stockholders and the Company’s 2009 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

March 31, 2010

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2010 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 11, 2010, at 10:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement. This proxy statement and the accompanying form of proxy card, together with our 2009 annual report to stockholders, are first being mailed to stockholders on or about March 31, 2010.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 15, 2010.

Voting Securities Outstanding on Record Date

As of the record date, there were 60,403,509 shares of our common stock outstanding and entitled to vote. From May 1 to May 10, 2010, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at Five Greenwich Office Park, Greenwich, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

•	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Monday, May 10, 2010.

•	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Monday, May 10, 2010.

•	BY MAIL—Sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Monday, May 10, 2010.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring with you valid picture identification. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Hyatt Regency Greenwich at 1-203-637-1234 or visiting its website at http://greenwich.hyatt.com/hyatt/hotels/services/maps/index.jsp.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the election of such nominee or FOR the approval of such proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal.

In a change from prior years, as a result of amendments to NYSE rules, the proposal to elect directors is a non-routine matter for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. Furthermore, the proposal to approve our 2010 Long Term Incentive Plan is a non-routine matter for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on the election of directors or the proposal to approve our 2010 Long Term Incentive Plan on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Monday, May 10, 2010, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Monday, May 10, 2010, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Monday, May 10, 2010.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Approval of 2010 Long Term Incentive Plan” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter and, furthermore, the total votes cast with regard to Proposal 2 must represent over 50% of all shares of stock entitled to vote on Proposal 2. Abstentions will have the same effect as a vote against such matter, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers are not entitled to vote on the proposal to approve our 2010 Long Term Incentive Plan and thus broker non-votes will have no effect on such matter.

The matter described in “Proposal 3—Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such matter, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on the proposal to ratify the appointment of our independent auditors on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, such matter.

Our Board unanimously recommends that you vote FOR the election of each nominee and FOR the approval of each proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Howard L. Clark, Jr., Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini and Keith Wimbush. Until our 2008 annual meeting of stockholders, our Board was divided into three classes of directors, with each class being elected to serve a three-year term. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have transitioned our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms. The Board, upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), has nominated each of the aforementioned directors to stand for re-election.

Election of 11 Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush will expire at the 2010 annual meeting. Upon the unanimous recommendation of the Nominating Committee, the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush to stand for re-election at the annual meeting.

Each director elected at the 2010 annual meeting will hold office until our 2011 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his successor is elected and qualified. However, under our by-laws, any director who fails to be elected by majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The

director who offers to tender his or her resignation will not participate in the Nominating Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at the annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2010 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush to hold office until the 2011 annual meeting of stockholders (designated as Proposal 1 on the enclosed proxy card) and until such director’s successor is elected and qualified.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position

Michael J. Kneeland	56	President, Chief Executive Officer and Director
William B. Plummer	51	Executive Vice President and Chief Financial Officer
Jonathan M. Gottsegen	43	Senior Vice President, General Counsel and Corporate Secretary
Matthew J. Flannery	45	Senior Vice President—Operations
John J. Fahey	43	Vice President—Controller
Joseph A. Dixon	52	Vice President—Sales
Kenneth E. DeWitt	60	Vice President—Chief Information Officer
Jenne K. Britell, Ph.D.	67	Chairman and Director
José B. Alvarez	47	Director
Howard L. Clark, Jr.	66	Director
Bobby J. Griffin	61	Director
Singleton B. McAllister	58	Director
Brian D. McAuley	69	Director
John S. McKinney	55	Director
Jason D. Papastavrou, Ph.D.	47	Director
Filippo Passerini	52	Director
Keith Wimbush	57	Director

Michael J. Kneeland has been our president and chief executive officer and a director of the Company since August 2008, having previously served as our interim chief executive officer since June 2007. Prior to that time, Mr. Kneeland served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon our acquisition of Equipment Supply Co., and was subsequently named vice president—aerial operations and then vice president—southeast region. Mr. Kneeland’s more than 30 years of experience in the equipment rental industry includes a number of senior management positions with Free State Industries, Inc. and Equipment Supply Co.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow

Jones & Company, Inc., a leading provider of global business news and information services, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., one of the world’s leading producers of aluminum, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc.

Jonathan M. Gottsegen joined the Company as our senior vice president, general counsel and corporate secretary in February 2009. Before joining the Company, Mr. Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., the world’s largest home improvement retailer, from 2004 to 2009, where he led a team responsible for oversight of the company’s key legal matters. Prior to The Home Depot, Mr. Gottsegen served as securities counsel for Time Warner Inc., a leading media and entertainment company, from 2003 to 2004, responsible for corporate, securities and corporate governance matters. From 1999 to 2003, Mr. Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice. From 1996 to 1999, Mr. Gottsegen was a senior staff attorney with the SEC in its Division of Corporation Finance.

Matthew J. Flannery was appointed senior vice president—operations in March 2010. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as senior vice president—operations East, and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, direct sales manager and branch manager. He has almost two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

John J. Fahey was appointed our vice president—controller in January 2008 and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006. Mr. Fahey joined the Company in September 2005 as vice president—assistant corporate controller. His prior experience includes senior positions as manager—corporate business development for Xerox Corporation, a leading document management technology and services company, from June 2003 to September 2005, and vice president and chief financial officer for Xerox Engineering Systems, Inc., a provider of solutions for technical documents, from January 2000 to June 2003. Mr. Fahey has also served as vice president—finance and controller for Faulding Pharmaceutical Company, an international health care company. Mr. Fahey is a licensed certified public accountant who previously served as a general practice manager in accounting and auditing for Deloitte & Touche LLP, one of the four largest international accounting and consulting firms.

Joseph A. Dixon joined the Company as vice president—sales in June 2008 and, in that role, bears responsibility for the strategic leadership of the Company’s sales and business development efforts. Before joining the Company, Mr. Dixon served as global vice president and general manager for JLG Industries, Inc., a worldwide aerial equipment manufacturer, from January 2006 to May 2008, with responsibility for aftermarket services. He held senior positions as vice president—pro business and tool rental for The Home Depot from May 2002 to December 2005, with sales and management responsibility for 1,450 North American locations. Mr. Dixon also previously held the position of division vice president—operations and field sales for Hertz Equipment Rental Corporation, with executive responsibility for the company’s equipment rental business.

Kenneth E. DeWitt joined the Company as vice president—chief information officer in May 2008. Mr. DeWitt has more than 15 years of executive experience leading information technology at several companies. During the period from July 2002 through March 2008, Mr. DeWitt held senior vice president—chief information officer positions with Brand Technology Services LLC (a DSW Company), Retail Ventures Services, Inc. and Value City Department Stores, Inc. Mr. DeWitt’s prior experience also includes senior information technology management positions with responsibility for planning and integration, corporate systems and credit systems for Sears, Roebuck and Company and vice president—management information systems for Saks Fifth Avenue. He began his information technology career with Lerner Stores Corp.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and Chairman of the Board in June 2008. In March 2010, she was named a Senior Managing Director of Brock Capital Group LLC, an advisory and investment banking firm. Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc. and the U.S.-Russia Investment Fund. During the past five years, Dr. Britell has served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc.

Howard L. Clark, Jr. became a director of the Company in April 2004. Mr. Clark has been vice chairman of Barclays Capital Inc., the investment banking division of Barclays Bank PLC, since September 2008. Prior to assuming his current position, Mr. Clark was vice chairman of Lehman Brothers Inc., an international investment bank, since 1993. From 1990 until 1993, Mr. Clark was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1990, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of Walter Energy, Inc. (formerly known as Walter Industries, Inc.), White Mountains Insurance Group, Ltd. and Mueller Water Products, Inc.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister is a partner in the law firm of LeClairRyan where she has worked since October 2007. Before joining LeClairRyan, Ms. McAllister had been a partner in the law firms of Mintz Levin Cohen Ferris Glovsky and Popeo since July 2005, Sonnenschein, Nath & Rosenthal LLP since 2003 and Patton Boggs LLP since 2001. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision, Inc. (“PDV”) since August 2004. PDV is a privately held telecommunications software applications and hosting company. He has also been a partner at NH II,

LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals, Inc. He also served as a vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Ira A. Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, also an investment management firm, where he served as managing director—Fund of Hedge Funds strategies from 2001 to 2003, and at Deutsche Asset Management, where he served as director—alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Filippo Passerini became a director of the Company in January 2009. He is currently president of The Procter & Gamble Company’s global business services organization and chief information officer, positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a multinational manufacturer of consumer goods, in 1981 and has held executive positions in the United Kingdom, Greece, Italy, the United States, Latin America and Turkey. He is a native of Italy, with a degree from the University of Rome.

Keith Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a senior client partner in the firm’s Stamford, Connecticut office, and was also co-practice leader of the firm’s legal specialist group. From April 1997 until January 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush, who holds a J.D. from Harvard Law School, has served as an adjunct professor of law at Thomas Cooley Law School during the fall of 2007 and 2008.

See “Corporate Governance Matters—Board Consideration of Director Qualifications” for additional information regarding the specific experience, qualifications, attributes and skills of the directors named herein that led the Board to conclude that each such director should serve as a director of the Company.

BOARD MATTERS

Declassification of Directors

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Howard L. Clark, Jr., Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini and Keith Wimbush. Until our 2008 annual meeting, our Board was divided into three classes of directors, with each class being elected to serve a three-year term. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have transitioned our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms.

The Board, upon the recommendation of the Nominating Committee, has nominated each of the aforementioned directors to stand for re-election at the annual meeting.

Meetings of the Board and its Committees

During 2009, the Board met twelve times. During 2009, each current member of the Board attended in excess of 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

During the first quarter of 2009, the Board had six standing committees: the Audit Committee, Compensation Committee, Nominating Committee, Special Committee, Transaction Committee and Litigation Committee. However, in February 2009, the Board dissolved three of these standing committees—the Special, Transaction and Litigation Committees—and established two new standing committees—the Finance and Strategy Committees. The following table summarizes the current composition of the five current standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee, the Finance Committee and the Strategy Committee. Consistent with best practice, our chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she regularly attends meetings of the Board’s committees, as all directors are invited to do.

	Audit	Compensation		Finance
	Committee	Committee	Nominating Committee	Committee	Strategy Committee
José B. Alvarez			X		X
Howard L. Clark, Jr.			Chairman	X
Bobby J. Griffin		X			X
Michael J. Kneeland					X
Singleton B. McAllister		Chairman	X
Brian D. McAuley	Chairman			X
John S. McKinney	X				Chairman
Jason D. Papastavrou	X			Chairman
Filippo Passerini	X				X
Keith Wimbush	X	X

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE. You can access this document, and other committee charters, on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The document, and each of the other committee charters, is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

The general purposes of the Audit Committee are to:

•	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McAuley, McKinney, Passerini and Wimbush and Dr. Papastavrou. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. McAuley and McKinney and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2009, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion & Analysis.”

The current members of the Compensation Committee are Ms. McAllister and Messrs. Griffin and Wimbush. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select, retain and terminate outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2009, the Compensation Committee met nine times.

Nominating Committee

The Nominating Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE.

The general responsibilities of the Nominating Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating Committee are Messrs. Clark and Alvarez and Ms. McAllister. Each member of the Nominating Committee meets the independence requirements of the NYSE.

In 2009, the Nominating Committee met three times.

Finance Committee

In February 2009, we established the Finance Committee to oversee all policies, activities and transactions affecting the financial condition of the Company and not otherwise assigned to the Audit Committee.

The current members of the Finance Committee are Dr. Papastavrou and Messrs. Clark and McAuley.

In 2009, the Finance Committee met ten times.

Strategy Committee

In February 2009, we established the Strategy Committee to assist the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Mr. McKinney and Messrs. Alvarez, Griffin, Kneeland and Passerini.

In 2009, the Strategy Committee met seven times.

Risk Oversight

Pursuant to its charter, the Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee (and/or the Board) receives reports from management regarding the Company’s assessment of risks and members of the Audit Committee (as well as other Board members) participate in meetings held by the Company’s enterprise risk management committee. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy.

Although the Audit Committee oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All directors attended the 2009 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The documents are also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Code of Business Conduct

We have adopted a code of business conduct for our employees, officers and directors. You can access this document on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. This code constitutes a “code of ethics” as defined by the rules of the SEC.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•	an employee or owner of a firm that is one of the Company’s or any of its affiliate’s paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our corporate governance guidelines, which are more stringent than NYSE rules in this regard. Ten of our eleven directors have been determined by the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Howard L. Clark, Jr.; Bobby J. Griffin; Singleton B. McAllister; Brian D. McAuley; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below certain relationships considered by the Board in making its independence determinations. Each of these relationships was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

José B. Alvarez became a director of the Company in January 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Stop & Shop obtained certain equipment and services from the Company for which the Company received monetary compensation in 2009. Mr. Alvarez was not involved in the decision by Stop & Shop to use the Company’s services. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Alvarez is not employed by, and had no involvement in the procurement decision of, Stop & Shop and the amounts paid by Shop & Shop to the Company represent less than 1% of Stop & Shop’s annual revenues and less than 1% of the Company’s annual revenues.

Howard L. Clark, Jr. became a director of the Company in April 2004. He has been vice chairman of Barclays Capital Inc., the investment banking division of Barclays PLC, since September 2008. During 2009, the Company engaged Barclays Capital to provide investment banking services to the Company which resulted in Barclays Capital receiving compensation in the form of underwriting discounts and/or commissions. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Clark had no involvement in the decision by the Company to engage Barclays Capital and the amounts paid by the Company to Barclays Capital represent less than 1% of Barclays Capital’s annual revenues.

Filippo Passerini became a director of the Company in January 2009. He is currently president of Procter & Gamble’s global business services organization and chief information officer. Procter & Gamble rents equipment from the Company for which the Company received monetary compensation in 2009. Mr. Passerini was not involved in the decision by Procter & Gamble to use the Company’s services. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Passerini had no involvement in the procurement decision of Procter & Gamble and the amounts paid by Procter & Gamble to the Company represent less than 1% of Procter & Gamble’s annual revenues and less than 1% of the Company’s annual revenues.

Board Consideration of Director Qualifications

In addition to the independence matters described above, the Board considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s integrity and collegiality, such directors should serve as directors of the Company. Although each director offers a multitude of unique and valuable skills and attributes, the Board identified the following specific experience, qualifications, attributes and skills that led the Board to conclude that such persons should serve as directors.

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in the retail industry. He also serves as a director of The TJX Companies, Inc. and has taught marketing and retailing as a current member of the faculty of the Harvard Business School.

Dr. Britell has served in senior management positions with both public and private companies and has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices.

Mr. Clark’s current and past experience serving in senior management positions in the finance industry and his public company directorships provide him with a practical and informed perspective on matters relating to corporate governance, investment banking and finance.

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. He serves as a director of Hanesbrands Inc. and other public companies. Such service can provide a valuable perspective for the Board and the Company.

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

Ms. McAllister, who has served as the general counsel of the United States Agency for International Development and currently helps lead the federal government relations practice of the law firm of LeClairRyan, serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

Mr. McAuley brings business leadership skills from his career in the telecommunications and manufacturing industries and has exhibited valuable entrepreneurial abilities. He also has extensive financial and accounting experience as a result of his past positions as chief financial officer and controller at public and private companies and as a manager at the accounting firm Deloitte & Touche LLP.

Mr. McKinney has significant accounting and finance experience unique to the Company and its industry as a result of his past positions as vice president—finance of the Company, chief financial officer and controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm Arthur Andersen & Co.

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, which allows him to contribute a valuable perspective on finance-related matters.

Mr. Passerini has gained significant business and leadership experience in the consumer goods industry through his various senior level positions with Procter & Gamble during the past 25 years. Mr. Passerini has particular strength with international operations.

Mr. Wimbush has gained significant legal experience through his formal legal training, as well as his subsequent positions in the legal department of Diageo North America, Inc. and as an adjunct professor of law at Thomas Cooley Law School. He complements his legal experience with experience gained through his position as the senior client partner with Korn/Ferry International.

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the corporate governance guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or any non-independent directors. The purpose of executive session meetings is to facilitate free and open discussion among the participants. The chairman of the Board (or, in the absence of the chairman, the chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the Nominating Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Nominating Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Nominating Committee deems appropriate. The Nominating Committee may also engage a search firm to assist in identifying director candidates. The Nominating Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials. In accordance with our corporate governance guidelines, the Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on specialized Board committees of the Board, such as the Audit Committee or the Compensation Committee. The Nominating Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating Committee’s standard evaluation process. In particular, the Nominating Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating Committee’s assessment.

The 11 nominees for election as directors at the 2010 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January

2009; Howard L. Clark, Jr., who has been a director since April 2004; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; and Keith Wimbush, who has been a director since April 2006. Each of these directors is standing for re-election. In making its recommendation to the Board, the Nominating Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2011 annual meeting must be received by December 31, 2010. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2011 Annual Meeting.”

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with our Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (which we refer to as the “Committee” in this Compensation Discussion and Analysis) of the Board is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee seeks to ensure that the total compensation paid to our chief executive officer, our chief financial officer and our other executive officers is fair, reasonable and competitive.

The Committee’s specific responsibilities are set forth in its charter, which may be found on the Company’s website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Among other things, the Committee is required to: (i) determine and approve the compensation of the chief executive officer; (ii) review and approve the compensation of the Company’s other executive officers; (iii) review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers; and (iv) review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during the fiscal year 2009, as well as the other individuals included in the Summary Compensation Table (which include, pursuant to SEC regulations, our former executive vice president and general counsel), are referred to as “named executive officers.” This Compensation Discussion and Analysis explains our executive compensation philosophy and objectives and each element of our executive compensation program for our named executive officers in 2009 (and decisions with respect thereto), as well as certain significant developments in 2010. In addition, the compensation and benefits provided to our named executive officers in 2009 are set forth in detail in the Summary Compensation Table (which, if required by SEC regulations, also details compensation and benefits provided in 2008 and 2007) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Compensation Philosophy

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each executive officer, the Committee emphasizes pay for performance on both an annual basis and over the long term.

To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

We are interested in the views of our stockholders as it relates to the Company’s executive compensation practices, philosophy and disclosures. To this end, we are surveying our stockholders to solicit such views. If you are a stockholder, and you would like to participate, please contact Fred Bratman at fbratman@ur.com. The survey results will be reviewed by the Compensation Committee.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership;

•	enhance the individual executive’s performance;

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance;

•	create incentives that will focus executives on, and reward them for, increasing stockholder value;

•	maintain equitable levels of overall compensation both among executives and as compared to other employees;

•	encourage management ownership of our common stock; and

•	improve our overall performance.

The Committee strives to meet these objectives while maintaining market-competitive pay levels and ensuring that we make efficient use of equity compensation and have predictable expense recognition.

The Committee seeks to properly compensate executive officers for their services to the Company and to create incentives to focus on the specific goals identified as significant to the Company. The Committee identifies and considers a wide range of measures for Company performance and, as appropriate, also considers measures tied to individual performance or share price appreciation. With the assistance of its advisors, the Committee then selects the measures it believes most closely align with the Company’s business and/or financial objectives (or other measures of performance, if applicable), or are otherwise most likely to support those objectives, and defines specific performance goals based on those measures. In addition, the Committee endeavors to preserve the Company’s tax deduction for all compensation paid, which can be accomplished primarily by conditioning compensation on the achievement of certain performance goals, as further discussed below. The Committee also includes so-called “clawback” provisions in most of our employment and award agreements, which generally require reimbursement of received or vested amounts if their receipt or vesting resulted from financial results that have subsequently been the subject of certain mandatory restatements.

With the assistance of its compensation and legal advisors, the Committee regularly reviews governance best practices with respect to the Company’s executive compensation program. In October 2009, Towers Perrin (now known as “Towers Watson” as a result of a merger with Watson Wyatt on January 1, 2010), the Committee’s compensation consultant, led an in-depth review of recent trends in corporate governance best practices with respect to executive compensation. One of the key outcomes of this review was the Committee’s adoption, in February 2010, of stock ownership guidelines for senior management, which are described in detail below.

Role of the Compensation Consultant

While the Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our chief executive officer and members of the Company’s human resources department routinely participate in this process. The Committee also utilizes outside compensation experts. As it had during the second half of 2008, the Committee continued to engage Towers Perrin throughout 2009 to provide consulting services with respect to the Company’s compensation practices.

The compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to

“best practices,” and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. The compensation consultant responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. The compensation consultant reports directly to the Committee and, as directed by the Committee, works with management and the chairman of the Committee, and also regularly attends Committee meetings. Towers Perrin also provided services to the Company on various matters unrelated to the executive compensation consulting services provided to the Committee. In 2009, these unrelated services on behalf of the Company were for an aggregate fee of less than $120,000. The Committee considered the nature and extent of the services provided by Towers Perrin to the Company, other than at the Committee’s discretion, prior to engaging Towers Perrin. None of these other services had a role in determining the amount or form of executive compensation for our executive officers (other than as described under “Performance-Based Compensation—Long Term Performance-Based Cash Incentives”) and the Committee believes that Towers Perrin took adequate steps to ensure its impartiality.

Benchmarking of Compensation Levels

In making compensation decisions, the Committee compares each component of the total compensation package of the chief executive officer, chief financial officer and, when compensation information for a sufficient number of comparable executive positions is publicly available, the other named executive officers against the compensation components of comparable executive positions of a peer group of publicly traded companies. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review the total compensation and competitive benchmarking when determining the allocation.

The Committee, based on input from its outside compensation consultant, reviews the makeup of its peer group annually and makes adjustments to the composition of the group as it deems appropriate. In December 2008, Towers Perrin reviewed the then-current peer group and recommended that the Committee replace the existing 15-company peer group with a 17-company peer group composed entirely of companies in the construction and distribution industries, including RSC Holdings Inc., which is a direct competitor of the Company, and Hertz Global Holdings, Inc., which is often considered a competitor of the Company in light of its large equipment rental division. In 2009, the following 17 companies comprised the peer group used to evaluate the total compensation package of the chief executive officer and the chief financial officer:

AECOM Technology Corporation	Quanta Services, Inc.
Applied Industrial Technologies, Inc.	Perini Corporation
BlueLinx Holdings Inc.	RSC Holdings Inc.
EMCOR Group, Inc.	Rush Enterprises, Inc.
Fastenal Company	The Shaw Group Inc.
Foster Wheeler AG (formerly Foster Wheeler Ltd.)	URS Corporation
Granite Construction Incorporated	WESCO International, Inc.
Hertz Global Holdings, Inc.	W.W. Grainger, Inc.
Jacobs Engineering Group Inc.

In December 2009, Towers Perrin once again reviewed the current peer group and recommended to the Committee that the Company continue to use a peer group of comparably sized companies in the construction and distribution industries. However, for 2010, Towers Perrin recommended that three companies (Hertz, Jacobs Engineering, and URS) be removed from the peer group due to the fact that they had become approximately 2.5 to 3 times as large as the Company when measured by annual revenue. The new peer group did not have any impact on compensation paid for 2009.

For other named executive officers, the Company utilized general industry executive compensation benchmarking data from Towers Perrin’s compensation data bank, adjusted for better comparability to the Company’s most recent fiscal year-end revenue levels through a regression analysis (a commonly accepted statistical method for rendering companies of different sizes more comparable) since compensation information for a sufficient number of comparable executive positions in the peer group was not publicly available. For benchmarking in 2009, the sample from Towers Perrin’s compensation data bank consisted of 416 representative non-energy, non-financial services companies and in 2010, it consisted of 428 representative non-energy, non-financial services companies.

In February 2009, Towers Perrin reviewed the compensation of the Company’s named executive officers (other than Mr. Schwed who had stepped down from his position by that time) compared to competitive benchmarks. Based on this review, the current level of total target compensation for the named executive officers covered in the review (including base salary, annual incentives and long-term incentives) ranged from 18% below to 21% above the projected competitive 50th percentile of the comparison group for 2009. Towers Perrin advised the Committee that the current level of total target compensation for the named executive officers covered in the review was generally within a reasonable range of competitive norms, and the Committee considered these findings when determining base salaries, target incentives and long-term incentive grants for 2009. An analysis of actual compensation, replacing the target bonus payments with actual bonus paid, was not done in February 2009 for any of the named executive officers because such named executive officers were either not employed with the Company or were holding different positions during the time period for which competitive data on actual bonuses were available.

In February 2010, Towers Watson (formerly known as Towers Perrin) again reviewed the compensation of the Company’s named executive officers compared to competitive benchmarks. Based on this review, the current level of total target compensation for the named executive officers covered in the review (including base salary, annual incentives and long-term incentives) ranged from 18% below to 23% above the projected competitive 50th percentile of the comparison group for 2010. Towers Watson advised the Committee that the current level of total target compensation for the named executive officers covered in the review is generally within a reasonable range of competitive norms, and the Committee considered these findings when determining base salaries, target incentives and long-term incentive grants for 2010.

Executive Compensation Components

The principal components of compensation for the Company’s named executive officers in 2009 were:

•	base salary;

•	performance-based compensation, composed of:

–	annual performance-based cash incentives,

–	equity compensation, and

–	long-term performance-based cash incentives;

•	discretionary cash bonuses (in limited instances);

•	severance and change in control benefits;

•	retirement benefits; and

•	perquisites and other personal benefits.

We believe that the use of relatively few straightforward compensation components promotes the effectiveness and transparency of our executive compensation program.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries provide stable compensation to executives, allow us to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which executives may be rewarded for individual performance.

The base salary levels of continuing executives are reviewed annually. The Committee’s outside compensation consultant recommends a salary for the chief executive officer, and the chief executive officer, in consultation with the chief financial officer, recommends a salary for the other named executive officers. In considering whether to adopt these suggestions, the Committee considers the Company’s performance; the executive’s individual performance; the executive’s experience, career potential and length of tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; the salary levels of similarly situated officers at peer group companies, as collected and presented by the consultant; and the salary levels of the Company’s other officers.

When an executive is initially hired, the Committee considers the same factors, as well as the executive’s salary in his or her previous employment and the compensation of other Company executives with similar responsibilities.

During the first quarter of each year, based on this process and a review conducted by Towers Perrin of the compensation of the named executive officers, the Committee considers merit increases to the base salaries of the Company’s named executive officers. In March 2009, the Committee determined, consistent with senior management’s recommendation, not to increase any base salaries in 2009 for any of its named executive officers. This decision reflected the deepening economic recession and the Company’s continued focus on controlling its costs.

At the beginning of 2009, Mr. Kneeland suggested (and the Committee agreed) to a reduction of his annual base salary by 20% to $600,000 for 2009 (although this reduction does not affect ancillary benefits, such as incentive targets and severance pay, which, to the extent any had become applicable in 2009, would have been based on an annual base salary of $750,000). Mr. Kneeland believed this reduction was an important leadership step to take, given the cutbacks and other sacrifices being asked of the Company’s other employees. On January 1, 2010, Mr. Kneeland’s annual base salary reverted back to its previous annual rate of $750,000, consistent with the Committee’s actions in 2009.

In March 2010, the Committee again considered merit increases to the base salaries of the Company’s named executive officers. Based on management’s recommendation, the Committee determined not to increase any named executive officer’s base salary for 2010. This decision reflected the continued challenges in the Company’s end markets and the ongoing focus on cost control. Although the Committee did not exercise its discretion to increase base salaries based on any named executive officer’s individual performance in 2009 or 2010, it reserves its discretion to do so in subsequent years.

Performance-Based Compensation

Performance-based compensation primarily serves two functions. First, it creates an incentive to focus on and achieve the objectives we identify as significant. Historically, the performance goals have varied depending on the individual executive’s functions in the Company. The Committee works with its compensation consultant and with senior management, including the named executive officers, to identify the specific areas to be addressed by performance goals and decide on appropriate targets.

Second, performance-based compensation provides a mechanism by which named executive officers’ compensation fluctuates with the performance of the Company, thus helping to align named executive officers’ interests with those of stockholders. This is accomplished with comprehensive performance measures, such as earnings before interest, taxes, depreciation and amortization

(“EBITDA”), EBITDA as a percentage of revenue (“EBITDA Margin”), free cash flow and reduction in SG&A expense, which focus more on the Company’s profitability or cash flows than the achievement of a specific goal. In addition, performance-based awards that are equity-based fluctuate in value with the stock price, directly aligning executives’ interests with those of stockholders.

For Messrs. Kneeland and Plummer, the Committee decided that performance measures for 2009 should primarily be tied to specific objective Company performance criteria and applied with equal weight to each executive. In making this determination, the Committee determined that the achievement of the 2009 performance criteria be subject to an additional objective threshold funding formula tied to the achievement of EBITDA. The performance goals selected for 2009 related to specific objective Company performance criteria, and the Company criteria themselves were ones highly correlated to enhancing stockholder value: EBITDA, EBITDA Margin, free cash flow, and reduction in SG&A expense. In addition, given the role of management in the important strategic initiatives underway at the Company, the Committee also established a discretionary performance objective tied to growth in the Company’s national accounts rental revenue as a percentage of total Company rental revenue and to the implementation of certain key technology programs focused on pricing and logistics. The discretionary performance objective was also tied to the threshold EBITDA funding formula described above.

For 2009, the Company’s performance compensation program for named executive officers was comprised of three components: (i) an annual cash incentive, (ii) restricted stock units that vest based upon continued employment with the Company, and (iii) stock options that reward executives for improvement in the Company’s stock price. Performance-based awards typically are granted simultaneously to all employees in connection with a Committee meeting held in March of each year. The date of the meeting is set several months in advance of the meeting, which usually occurs after the announcement of the Company’s results for the previous fiscal year and before the end of the first fiscal quarter.

The decision to award stock options in 2009 was reflective of the deepening recession and the increasing difficulty of forecasting results, principally in lieu of a cash-based long-term incentive award (which requires forecasts as to three-year cumulative EBITDA) and performance-based restricted stock unit grants (which, depending on the performance measure and award design, require one- to three-year forecasts). In 2010, the Committee decided to once again grant stock options as a performance-based award due to the continuing economic uncertainty and difficulty in forecasting three-year results.

Annual Performance-Based Cash Incentives

In 2009, the Company maintained the 2009 Annual Incentive Compensation Plan (the “Executive Plan”) to provide annual cash compensation to its executives upon the achievement of pre-established performance goals. The Executive Plan is important for creating incentives that will focus certain executives on, and reward them for, increasing stockholder value as well as improving the Company’s overall performance. The Committee determines the specific performance goals under the Executive Plan, while the Executive Plan itself sets general parameters for the performance goals. The Executive Plan defines these parameters in order to qualify payments made under this plan as performance-based for purposes of Internal Revenue Code Section 162(m). By setting the performance goals annually, the Committee is able to design compensation that is appropriate for the specific year, encouraging and rewarding attention to the specific areas that are significant to the Company in that year. Consequently, the specific performance goals and the extent to which they differ among executives may vary from year to year. In 2009, Messrs. Kneeland and Plummer were the only named executive officers to participate in the Executive Plan since they were the only named executive officers (Mr. Plummer only if he qualified as a named executive officer and was not our chief financial officer) with compensation that, in certain circumstances, could have approached the limit on deductibility under Internal Revenue Code Section 162(m); the other named executive officers participated in the Company’s corporate incentive program which is described below.

The Executive Plan permits awards up to $5 million per year. In 2009, the Committee established a target incentive for Mr. Kneeland of 125% of base salary and limited his maximum award benefit to 150% of base salary, which was consistent with the incentive targets specified in Mr. Kneeland’s employment agreement. The Committee also established a target incentive of 80% of base salary for Mr. Plummer and provided for a maximum award benefit of 125% of base salary, which was consistent with the incentive targets specified in Mr. Plummer’s employment agreement.

In 2009, awards under the Executive Plan were designed so that achievement of EBITDA targets (0.2% for Mr. Kneeland and 0.1% for Mr. Plummer) would establish the maximum award level for each of Messrs. Kneeland and Plummer, with actual award levels determined by formulas based on additional performance criteria and the exercise of negative discretion by the Committee. The additional performance criteria for 2009 were based on the achievement of specific objective Company goals, with their selection intended to support the Company’s strategic plan focused on EBITDA, EBITDA margin, the generation of significant free cash flow in a challenging economic environment, and a continued focus on reducing SG&A expense. In addition, the additional performance criteria for 2009 included a key component of the Company’s evolving strategy, a discretionary objective tied to growth in national accounts rental revenue as a percentage of total Company rental revenue. The Committee determined to apply each of the aforementioned performance criteria equally to Messrs. Kneeland and Plummer. While the Company ceased providing earnings guidance in 2009, the bonus target payout levels based on EBITDA and EBITDA margin were set to goals significantly higher than the internal operating plan approved by the Board. And, in the case of free cash flow and SG&A expense reduction, the bonus target payout levels were set at or higher than the public guidance. In setting target measures for these goals, the Committee believed that correlating them to achievement well in excess of the internal operating plan was appropriate as an alignment of Messrs. Kneeland and Plummer and stockholder interests. If the internal operating plan was achieved for each of these metrics at their top end, the target incentive amounts would be paid and if the actual internal operating plan was achieved, reduced incentives would be paid. And, finally, if the certain thresholds below the internal operating plan were not achieved, then no incentives would be paid. At the time they are set, achievement of the performance goals established by the Committee is substantially uncertain. The threshold-level goals can be characterized as “stretch but attainable” goals, meaning that, based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that the threshold level of performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

The Committee established the following threshold, target and maximum payout amounts as a percentage of base salary under the Executive Plan.

	2009 Annual Performance-Based Cash Incentives
	Estimated Future Payouts under Executive Plan as a Percentage of Base Salary
					Eligible
					Payout
		Operating Plan			Based on
		(Board			Actual	Actual
	Threshold	Approved)	Bonus Target	Maximum	Performance	Payout

Michael Kneeland	54%($405,000)	94%($705,000)	125%($937,500)	150%($1,125,000)	$538,200	$202,500
William Plummer	34%($161,500)	60%($285,000)	80%($380,000)	125%($593,750)	$268,660	$82,080

Throughout 2009, as the economy continued its downturn, the Company’s operating results were negatively affected. As a result, only two of the four objective performance measures set for 2009 under the Executive Plan, free cash flow and reduction in SG&A expense, were achieved above their threshold level. Neither of the remaining objective performance measures set for 2009, EBITDA and EBIDTA Margin, were met even at their threshold level under the Executive Plan. The table below summarizes the threshold-, target- and maximum-level goals established by the Committee and the actual performance of the Company.

	Weighting of
Performance	Performance					2009 Actual
Metric	Metric	2009 Performance Goals (1)				Results
			Operating Plan
			(Board	Bonus
		Threshold	Approved)	Target	Maximum

EBITDA	20%	$642 million	$789 million	$920 million	$1.104 billion	$589 million
EBITDA Margin	10%	26%	28%	30%	32%	25%
Free Cash Flow	30%	$296 million	$316 million	$356 million	$376 million	$367 million
SG&A Expense Reduction	20%	$30 million	$30 million	$50 million	$70 million	$101 million
Discretionary	20%

(1)	For performance between threshold and target levels or target and maximum levels, payout is determined linearly based on a straight line interpolation of the applicable payout range.

Based on the pre-established bonus formula under the Executive Plan, Mr. Kneeland was entitled to a bonus of $538,200 and Mr. Plummer was entitled to a bonus of $268,660. While the formula under the Executive Plan would have generated a higher bonus funding, Messrs. Kneeland and Plummer requested that the Committee set their annual bonus funding to the discretionary pool determined under the Company’s corporate incentive program to ensure that they were receiving the same consideration as other corporate employees. While the Committee believed that both Messrs. Kneeland and Plummer had put forth their best efforts under very difficult circumstances in 2009, and through their leadership had helped to steer the Company during the downturn, the Committee agreed with the fairness of their request. As a result, the Committee determined to use its discretion to reduce the incentive payments to Messrs. Kneeland and Plummer to be consistent with the funding formula used under the Company’s corporate incentive program at the maximum level. As a result, for 2009, Mr. Kneeland received a bonus of $202,500 and Mr. Plummer received a bonus of $82,080.

In 2009, the Company did not implement any annual incentive formulas or entitlements for Messrs. Gottsegen, Dixon and DeWitt. Instead, annual incentive compensation for these executives was entirely discretionary. We believe this provided us the flexibility we needed to support our success during these difficult times and to respond to changing market conditions. Fiscal 2009 was a volatile year for us and the Company and the Committee took these factors into account as well as performance reviews provided by Messrs. Kneeland and Plummer when determining annual incentive compensation for Messrs. Gottsegen, Dixon and DeWitt. The Company and the Committee also considered Mr. Gottsegen’s partial year of service in 2009 when determining his annual incentive compensation.

In determining the amount of bonuses to pay for 2009, the Company considered achievement of the performance goals used under the Executive Plan and the executive’s pre-established target bonus. Due primarily to the significant year-over-year decline in the Company’s EBITDA, the incentive funding reflected the Company’s achievements in generating free cash flow and cost reduction efforts. Such funding was the lowest in the Company’s history and reflects the Company’s performance in 2009. As a result, Messrs. Gottsegen, Dixon and DeWitt received payments of $36,000 (reflecting partial year of service), $40,000 and $42,000, respectively.

Equity Compensation

The Committee believes that equity compensation is an important component of performance-based compensation in its ability to directly align the interests of the named executive officers with those of stockholders. The Committee recognizes that different types of equity compensation afford different benefits to the Company and the recipients. In the past, the Company utilized stock options and restricted shares as the primary equity compensation vehicles for named executive officers.

Beginning in 2006 and continuing through 2008, the Company utilized restricted stock units (“RSUs”), both RSUs that vested based on achievement of certain performance goals (“performance-vested” awards) and RSUs that vested based simply on continued employment (“time-vested” awards), as the primary means of equity compensation. As noted above and described below, for 2009 and 2010, the Committee decided to use stock options as the performance-based component of long-term equity incentive compensation, in conjunction with time-vested RSUs. This move away from granting performance-based RSUs is in large part due to the continued difficulty of forecasting long-term performance in the current economic environment.

Stock-settled RSUs are “full value grants,” meaning that, upon vesting, the recipient is awarded the full share. As a result, while the value executives realize in connection with an award of RSUs does depend on our stock price, time-vested RSUs generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based RSUs that do not vest unless the performance level is achieved). As a result, time-vested RSUs help to secure and retain executives and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases. In contrast, stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Accordingly, stock options may end up having no value if, subsequent to the date of grant, the Company’s common stock price declines below the exercise price and does not recover before the expiration of the stock option. Furthermore, if the stock price does increase relative to the exercise price, the vesting period helps to retain executives. Because the expense to the Company is less for each stock option than for each RSU, the Committee can award an executive significantly more stock options than RSUs when attempting to provide a specified value—which means that stock options potentially provide more upside potential and, therefore, greater incentive to increase stockholder value through an appreciated share price. Historically, neither the Company’s RSUs nor its stock options earned any dividend equivalents.

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to time-vested RSUs as opposed to performance-vested RSUs and stock options, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, the compensation such executive received from his or her prior employer. In terms of the actual allocation between time-vested RSUs as opposed to stock options, we allocate 60% of the total equity awards to stock options because, as discussed above, we believe stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. In prior years, once the dollar value of the size of the equity award had been determined (using the factors described above), the actual number of RSUs or options to be granted would be calculated by dividing the dollar value of the proposed award by the share price of the Company’s stock on the equity award grant date. However, for the equity awards granted in March 2009, the Committee deviated from this methodology because it believed that the Company’s stock price did not reflect its implied value based on a variety of key performance factors. As a result, the Committee used an assumed stock price of $8 to determine the number of RSUs or stock options (but not the exercise price) to be granted in 2009 versus the actual price of $3.375 on the date the awards were approved by the Committee. This more conservative approach to determining the amount of RSUs and stock options to be granted resulted in a lower number of overall shares granted from the equity pool in 2009 than would have been granted under the previous methodology since the assumed stock price exceeded the actual stock price on the grant date.

In “Proposal 2—Approval of 2010 Long Term Incentive Plan,” the Company is soliciting stockholder approval of the 2010 Long Term Incentive Plan, which was adopted by the Committee in March 2010. If approved, the 2010 Long Term Incentive Plan will replace our existing equity compensation plans and become the vehicle for future equity compensation.

Time-Vested RSUs.  In 2009, the Committee awarded time-vested RSUs to each of Messrs. Gottsegen, Dixon, and DeWitt. Messrs. Kneeland and Plummer did not receive an award of time-vested RSUs in 2009 as Mr. Kneeland had received a grant of 80,000 time-vested RSUs in 2008 in recognition of the fact that he did not receive an equity grant in 2007 and Mr. Plummer received an award of 40,000 time-vested RSUs in connection with his initial hire in December 2008.

In determining the size and terms of the RSU awards, the Committee reviewed benchmark data on competitive long-term incentive values, existing equity awards and vesting schedules. As a result, the Committee awarded Mr. Gottsegen 17,000 RSUs (in connection with his 2009 employment), Mr. Dixon 10,000 RSUs and Mr. DeWitt 10,000 RSUs (each with vesting for one-third of the shares on each anniversary of the grant date, with full vesting occurring after three years).

Stock Options.  Recognizing that longer-term forecasts were becoming increasingly difficult in the current environment, the Committee decided to grant stock options in 2009 as the Company’s performance-based long-term incentive awards.

Mr. Plummer’s December 2008 hire and related employment agreement required the Company to grant him during 2009 a performance-based long-term incentive award with an anticipated target value of $450,000, based on the valuation method used by the Company with respect to other awards to senior executives, but without specifying the form of award. The target value of $450,000 reflected the value of his incentive awards at his prior employer and benchmarking data on competitive long-term incentive values. Based on the considerations outlined above, the Committee determined to fulfill this obligation in March 2009 by awarding him a stock option to purchase 100,000 shares of the Company’s common stock, with equal annual installments vesting over a three-year period. The award, as is the case with all the Company’s stock option awards, was granted at an exercise price equal to the average of high and low trading prices of the Company’s common stock on the date of grant.

Reflecting similar considerations, the Committee, in March 2009, authorized a stock option award to Mr. Kneeland to purchase 160,000 shares of the Company’s common stock (with the same vesting terms as Mr. Plummer’s grant), in lieu of the 45,000 performance-based RSUs (assuming target performance) required under the terms of his employment agreement. The performance-based RSUs had a target value of $720,000, reflecting benchmarking data for competitive long-term incentive values, and the contemplated RSU award was converted into a stock option award of equivalent value based on the same estimated value per option that was used to determine the size of option grants to other executives.

In connection with his commencing employment in 2009, Mr. Gottsegen received a stock option award to purchase 40,000 shares of the Company’s common stock. Also in 2009, Mr. Dixon received a stock option award to purchase 35,000 shares of the Company’s common stock and Mr. DeWitt received a stock option award to purchase 30,000 shares of the Company’s common stock. The size and terms of the stock option awards were determined by the Committee based on a review of benchmark data on competitive long-term incentive values and existing equity awards.

Long-Term Performance-Based Cash Incentives

In 2008, the Committee engaged Towers Perrin to assist in redesigning its long-term cash incentive plan for non-executive employees. The Committee ultimately decided to adopt the performance measures in the new plan for purposes of establishing the performance goals for its 2008 grants of performance-based long-term incentive units (“Units”) to its executives because it felt that it was desirable to have the Company’s executives strive for and focus on achieving performance goals more directly comparable to the goals asked of non-executive employees. Mr. Kneeland is the only current named executive officer who received such a grant in the amount of 105,000 Units, reflecting the fact that neither Messrs. Plummer, Gottsegen, DeWitt, nor Dixon had been hired until after such grants had been made and did not receive formal grants. For 2008, the grants of Units replaced awards of performance-based RSUs.

In considering the grants of Units for 2008, the Committee, as it had with setting 2008 goals under the Executive Plan, desired to align executive incentives more precisely with objective Company performance criteria and, more specifically, with the Company-wide performance objective of achieving profitable, long-term EBITDA growth. As a result, the Units have a single performance goal, focused on EBITDA growth and margin and measured solely at the end of the three-year performance period (December 31, 2010). Depending upon the extent to which the performance goal is achieved or surpassed, the Units will achieve a cash-settled formulaic per-unit value. The Committee believed that these features were appropriate to re-align our long-term incentive grants with the Company’s revised 2008 strategic plan.

Accordingly, the Units, which will vest on December 31, 2010, have a per-unit value that will be based primarily upon the extent to which the Company achieves or surpasses a target level of $3.648 billion in cumulative EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The per-unit value is then further adjusted depending upon whether average EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive).

It is presently anticipated based on the Company’s performance in 2008 and 2009 (the first two years of the three year performance period), that the performance targets will not be met, even at the threshold level. As a result, it is anticipated that Mr. Kneeland will forfeit all Units awarded to him under this plan on December 31, 2010.

Severance and Change in Control Benefits

The Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives, which is a fundamental objective of our executive compensation program. Accordingly, the employment agreements with the named executive officers generally provide for varying levels of severance in the event that the Company terminates the executive without “cause” or the executive terminates for “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Mr. Kneeland would receive 450% of his base salary prior to the voluntary reduction in 2009 paid over a two-year period. Mr. Plummer would receive 180% of his base salary paid over one year. Mr. Gottsegen would receive 160% of his base salary paid over one year. Mr. DeWitt would receive a severance payment equal to 100% of his base salary paid over one year and Mr. Dixon would receive a severance payment equal to 100% of his base salary paid over one year plus the pro-rata portion of his target annual cash bonus.

In addition, the Company’s time-vested RSU grants to Messrs. Kneeland, Plummer, Dixon and DeWitt in 2008 and to Mr. Gottsegen in 2009, as well as the 2009 awards of stock options granted to Messrs. Kneeland, Plummer and Gottsegen, provide that, if the Company terminates the executive without “cause” or the executive terminates for “good reason,” a pro-rata portion of such RSUs or stock options scheduled to vest during the year of termination will vest on the date of termination. However, the Company does not currently expect that its future equity awards will provide for pro-rata vesting upon termination of employment. The Company’s time-vested RSU grants to Messrs. Dixon and DeWitt in 2009, as well as their 2009 awards of stock options, provide that, if the Company terminates the executive without “cause,” all unvested RSUs or stock options will be cancelled, unless such termination occurs within twelve months following a change in control, in which case all such unvested RSUs and stock options will immediately vest. The Company also typically provides its executives with COBRA continuation coverage for a period coterminous with the duration of their severance benefit, although variations exist.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions in employment agreements and/or equity awards are important tools for aligning executives’ interests in change in control scenarios with those of stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, 2009 RSU and stock option awards to the named executive officers include the following provisions:

•	if the change in control results in none of the common stock of the Company being publicly traded, then all such RSUs and stock options will vest in full upon the change in control; and

•	if the change in control results in shares of common stock of the Company being publicly traded, then all such RSUs and stock options will vest in full if there is a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control.

A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.”

Older RSU awards for executives, both time-based and performance-based, generally include comparable, if not substantially identical, provisions (although some awards had full vesting of time-based RSUs solely upon the occurrence of a change in control). While we believe that the Company’s severance and change in control benefits are in line with the most prevalent practices of comparably-sized companies, we believe that the current requirement of a “double trigger” for full vesting of time-based RSUs, which is less common, is more appropriate in the current economic environment.

The existence of arrangements providing for severance and change in control benefits did not affect decisions that the Committee made regarding other compensation elements.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that, if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our named executive officers’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Retirement Benefits

The Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations including for 2009, an annual limit of $500) based on an employee’s contributions.

The Company affords the named executive officers an opportunity to defer a portion of their compensation in excess of the amounts that are legally permitted to be deferred under the Company’s 401(k) plan and to defer the receipt of the shares of the Company’s common stock that ordinarily would be received upon the vesting of RSUs. Any deferred compensation is credited with earnings based on the investment performance of investments selected by the executive. No such earnings would be considered above market or preferential. The deferred RSUs are not credited with earnings, but changes in the value of our common stock similarly change the value of the deferred RSUs. The deferred compensation, which may be of significant benefit to the executives and entails a minimal administrative expense for the Company, is a common benefit provided to senior executives of similarly situated companies. Consequently, the Committee believes that it is appropriate to provide such deferred compensation.

Perquisites and Other Personal Benefits

We also maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our named executive officers. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles.

Recoupment Policy

Beginning with Mr. Kneeland’s new employment agreement entered into in August 2008, and continuing with Mr. Plummer’s December 2008 employment agreement and Mr. Gottsegen’s February 2009 employment agreement, the Committee has included “clawback” provisions in its agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory restatements” (as defined in the applicable employment agreement) that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. More generally, for all 2009 RSU and stock option awards, including RSUs with time-based vesting, the award forms now include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, which are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Stock Ownership Guidelines

The Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. Moreover, a meaningful direct ownership stake by our officers demonstrates to our investors a strong commitment to the Company’s success. Accordingly, in February 2010, the Committee adopted stock ownership guidelines for our named executive officers and approximately 30 other officers with a title of vice president and above. Under the stock ownership guidelines, the Company’s chief executive officer is required to hold five times his base salary in the Company’s common stock, the chief financial officer is required to hold three times his base salary in the Company’s common stock, and all other officers are required to hold one times their base salary in the Company’s common stock. The following shares count towards meetings these ownership guidelines: shares that are directly owned by the executive; shares that are beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or restricted stock units that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. The named executive officers and the other officers are required to be in compliance with such guidelines within five years of their effective date in February 2010. The Committee will periodically monitor progress towards meeting the stock ownership guidelines.

In addition, to further align our executives with the interests of the Company’s stockholders, the Company’s insider trading policy and the 2010 Long Term Incentive Plan for which we are soliciting stockholder approval in “Proposal 2—Approval of 2010 Long Term Incentive Plan,” prohibit transactions designed to limit or eliminate economic risks to our executives from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock.

Tax and Accounting Implications

When it reviews compensation matters, the Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m)) is deductible. The Committee considers these requirements when designing compensation programs for named executive officers. Although the Company has plans that permit the award of deductible compensation under Internal Revenue Code Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs (including annual performance-based cash incentives, long-term performance-based cash incentives, stock options and performance-based RSUs) are designed to qualify for deductibility under Section 162(m). However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

New employment or similar agreements and employee benefit plans are prepared with the assistance of outside counsel and will be designed to comply with Section 409A and the applicable regulations, a tax law enacted in 2004 that governs “nonqualified deferred compensation.”

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize a compensation expense relating to share-based payments (including stock options and other forms of equity compensation). ASC 718 is taken into account by the Committee in determining which types of equity awards should be granted.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE*

Singleton B. McAllister, Chairman
Bobby J. Griffin
L. Keith Wimbush

* In connection with a realignment of Board committees on October 28, 2009, Messrs. Alvarez and McAuley relinquished their roles as members of the Compensation Committee. As such, they did not participate in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis included in this proxy statement.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

								Non Equity
						Stock	Option	Incentive Plan	All Other
Name and		Salary		Bonus		Awards(1)(2)	Awards(1)(2)	Compensation(3)	Compensation(4)		Total
Principal Position	Year	($)		($)		($)	($)	($)	($)		($)

Michael Kneeland	2009	$601,731	(5)	—		—	$304,000	$202,500	$500		$1,108,731
President and	2008	$602,993		—		$1,486,400	—	$105,861	$2,000		$2,197,254
Chief Executive Officer	2007	$493,750		$318,173		—	—	$331,827	$35,823		$1,179,573
William Plummer	2009	$475,000	(7)	—		—	$190,000	$82,080	$500		$747,580
Executive Vice President and Chief Financial Officer(6)	2008	$36,538(8)		—		$285,800	—	—	—		$322,338
Jonathan Gottsegen	2009	$300,192	(10)	$86,000	(11)	$57,375	$76,000	—	$139,232		$658,799
Senior Vice President, General Counsel & Corporate Secretary(9)
Kenneth DeWitt	2009	$310,000		$42,000		$33,750	$57,000	—	$29,489		$472,239
Vice President—Chief Information Officer(12)	2008	$205,077	(13)	$1,797	(14)	$286,350	—	$108,203	$80,776		$682,203
Joseph Dixon	2009	$300,000		$40,000		$33,750	$66,500	—	$37,822		$478,072
Vice President—Sales(15)
Roger Schwed	2009	$136,704	(17)	—		—	—	—	$1,097,741	(18)(19)	$1,234,445
Former Executive Vice	2008	$425,000		$69,530	(19)	$780,360	—	—	$12,051		$1,286,941
President & General Counsel(16)	2007	$418,750	(20)	$129,836		—	—	$345,164	—		$893,750

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts for 2008 and 2007 have been recomputed under the same methodology in accordance with SEC rules.

(2)	The weighted average fair value of options granted in 2009 was $1.90. The grant date fair value is estimated using an option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Under this model, for options granted in 2009, we used a risk-free interest rate average of 2.81%, a volatility factor for the market price of our common stock of 56%, and a weighted-average expected life of options of approximately 7 years.

(3)	Represents the amount earned under the Executive Plan or the Company’s corporate incentive program, as the case may be, with respect to the applicable fiscal year.

(4)	As part of our compensation program, we provide our executives with certain perquisites and personal benefits. In 2009, (i) Mr. Gottsegen received benefits in an aggregate amount of $138,732 in connection with his relocation (which includes $18,427 of reimbursement of taxes owed with respect to the relocation benefits) (ii) Mr. DeWitt received benefits in an aggregate amount of $28,989 in connection with his relocation (which includes $49,569 of reimbursement of taxes owed with respect to the relocation benefits) and (iii) Mr. Dixon received benefits in an aggregate amount of $37,322 in connection with his relocation (which includes $1,557 of reimbursement of taxes owed with respect to the relocation benefits). In accordance with SEC regulations, perquisites and personal benefits have been omitted where the total annual value for a named executive officer is less than $10,000. This column also includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2009 was $500.

(5)	Represents base salary earned in 2009. In August 2008, Mr. Kneeland’s base salary was increased to $750,000 in connection with his promotion to chief executive officer. Mr. Kneeland suggested and the Committee agreed to a reduction of his annual base salary by 20% to $600,000 for 2009. On January 1, 2010, Mr. Kneeland’s annual base salary reverted back to its previous annual rate of $750,000, consistent with the Committee’s actions in 2009.

(6)	Mr. Plummer joined the Company as executive vice president and chief financial officer in December 2008.

(7)	Represents base salary earned in 2009. Mr. Plummer elected to defer $95,000 of his annual base salary under the Deferred Compensation Plan as described below under “Nonqualified Deferred Compensation in 2009”.

(8)	Represents base salary earned in 2008. Mr. Plummer’s annual base salary was $475,000 for 2008.

(9)	Mr. Gottsegen joined the Company as senior vice president, general counsel and corporate secretary in February 2009.

(10)	Represents base salary earned in 2009. Mr. Gottsegen’s annual base salary is $350,000.

(11)	Includes a $50,000 sign-on bonus in connection with Mr. Gottsegen’s commencing employment in 2009.

(12)	Mr. DeWitt joined the Company as vice president and chief information officer in May 2008.

(13)	Represents base salary earned in 2008. Mr. Dewitt’s annual salary was $310,000 for 2008.

(14)	Represents a discretionary amount of $1,797 in recognition of individual performance awarded to Mr. DeWitt as part of his total 2008 cash payment.

(15)	Mr. Dixon joined the Company as vice president—sales in June 2008.

(16)	Effective February 18, 2009, Mr. Schwed relinquished his role as executive vice president and general counsel.

(17)	Represents base salary earned until the end of the transition period on March 31, 2009.

(18)	Represents (i) $807,500 total severance payment Mr. Schwed is entitled to pursuant to his separation agreement, representing 190% of his annual base salary ($425,000), paid over a one-year period, (ii) $17,170 total COBRA payments for up to the 12-month period contemplated in his employment agreement, (iii) $147,901 as consulting fee payments, and (iv) $14,200 representing the Kelley Blue Book trade in value for the automobile transferred to the executive on an “as is” basis in exchange for incremental consulting services, with the automobile’s fair market value being taxable to the executive. In addition, Mr. Schwed received pro-rata vesting of 10,107 outstanding time-vested RSUs, with a value of $98,341 (based on the closing price per share of the Company’s common stock of $9.73 on October 1, 2009), which are included in the total of 24,107 shares acquired on vesting as reported in the “Option Exercises and Stock Vested” table.

(19)	In connection with the execution of his separation agreement with the Company, Mr. Schwed received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009 performance. The listed amount is the amount that Mr. Schwed would have earned under the Executive Plan for 2008 if he had still been a participant at the time performance goals were certified and awards were paid, and is presented herein as a discretionary bonus for 2008. The balance of the $180,000 payment is included under the “All Other Compensation” column for 2009 and discussed under “Benefits upon Termination of Employment.”

(20)	Represents base salary earned in 2007. Mr. Schwed’s annual base salary was $400,000 through March 31, 2007 and $425,000 thereafter.

Many of the components of the compensation for the named executive officers are based on their employment agreements with us. The following discussion explains the material terms of the employment agreements and also explains other compensation components not included in such agreements. The rights of the named executive officers to receive certain benefits upon termination of employment or a change in control of the Company are described below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Mr. Kneeland

Base Salary. Mr. Kneeland suggested and the Committee agreed to a reduction of his annual base salary by 20% to $600,000 for 2009. On January 1, 2010, Mr. Kneeland’s annual base salary reverted back to its previous annual rate of $750,000, consistent with the Committee’s actions in 2009. The Committee determined not to change Mr. Kneeland’s base salary for 2010 (other than restoring it to pre-2009 levels).

2009 Annual Incentive Compensation Plan. Mr. Kneeland is eligible to participate in the plan each year and, in 2009, as required by his employment agreement, Mr. Kneeland’s target incentive was 125% of base salary and his maximum incentive was 150% of base salary. The maximum incentive established by the Committee was 0.2% of EBITDA, subject to the limits included in Mr. Kneeland’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Kneeland’s incentive payment. Mr. Kneeland received his performance-based cash incentive for 2009 in the amount of $202,500.

Restricted Stock Units. Mr. Kneeland did not receive a restricted stock unit award in 2009.

Stock Options. Mr. Kneeland was granted a stock option to purchase 160,000 shares of the Company’s common stock on March 13, 2009, in lieu of the 45,000 performance-based RSUs (assuming target performance) required under the terms of his employment agreement.

Mr. Plummer

Base Salary. Mr. Plummer’s annual base salary in 2009 was $475,000. The Committee determined not to change Mr. Plummer’s base salary for 2010.

2009 Annual Incentive Compensation Plan. Mr. Plummer is eligible to participate in the plan each year and, in 2009, as required by his employment agreement, Mr. Plummer’s target incentive was 80% of base salary and his maximum incentive was 125% base salary. The maximum incentive established by the Committee was 0.1% of EBITDA, subject to limits included in Mr. Plummer’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Plummer’s incentive payment. Mr. Plummer received his performance-based cash incentive for 2009 in the amount of $82,080.

Restricted Stock Units. Mr. Plummer did not receive a restricted stock unit award in 2009.

Stock Options. Mr. Plummer was granted a stock option to purchase 100,000 shares of the Company’s common stock on March 13, 2009.

Mr. Gottsegen

Base Salary. Mr. Gottsegen’s annual base salary in 2009 was $350,000. The Committee determined not to change Mr. Gottsegen’s base salary for 2010.

Annual Cash Incentive. Mr. Gottsegen received a discretionary bonus payment of $36,000 for 2009. The calculation of this payment is described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Gottsegen 17,000 time-vested RSUs on March 13, 2009. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. Gottsegen a stock option to purchase 40,000 shares of the Company’s common stock on March 13, 2009.

Relocation Expense. In connection with his February 2009 hire, Mr. Gottsegen received benefits in an aggregate amount of $138,732 in connection with his relocation.

Mr. DeWitt

Base Salary. Mr. DeWitt’s annual base salary in 2009 was $310,000. The Committee determined not to change Mr. DeWitt’s base salary for 2010.

Annual Cash Incentive. Mr. DeWitt received a discretionary bonus payment of $42,000 for 2009. The calculation of this payment is described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. DeWitt 10,000 time-vested RSUs on March 13, 2009. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. DeWitt a stock option to purchase 30,000 shares of the Company’s common stock on March 13, 2009.

Relocation Expense. In connection with his May 2008 hire, Mr. DeWitt received benefits in an aggregate amount of $28,989 in connection with his relocation.

Mr. Dixon

Base Salary. Mr. Dixon’s annual base salary in 2009 was $300,000. The Committee determined not to change Mr. Dixon’s base salary for 2010.

Annual Cash Incentive. Mr. Dixon received a discretionary bonus payment of $40,000 for 2009. The calculation of this payment is described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Dixon 10,000 time-vested RSUs on March 13, 2009. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. Dixon a stock option to purchase 35,000 shares of the Company’s common stock on March 13, 2009.

Relocation Expense. In connection with his June 2008 hire, Mr. Dixon received benefits in an aggregate amount of $37,322 in connection with his relocation.

Mr. Schwed

Mr. Schwed relinquished his position as executive vice president, general counsel and corporate secretary, effective February 18, 2009. The Company and Mr. Schwed entered into a separation agreement pursuant to which Mr. Schwed agreed to stay on for a transition period until March 31, 2009.

Base Salary. Mr. Schwed’s annual base salary in 2009 (until the end of the transition period on March 31, 2009) was $425,000.

Annual Incentive Compensation Plan. Mr. Schwed was eligible to participate in the plan each year and, as required by his employment agreement, in 2008, Mr. Schwed’s target incentive was 90% of his base salary and his maximum incentive was 125% of his base salary. Pursuant to the separation agreement between the Company and Mr. Schwed, which was entered into when Mr. Schwed relinquished his position, he received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009.

Restricted Stock Units. Mr. Schwed did not receive a restricted stock unit award in 2009.

Stock Options. Mr. Schwed did not receive a stock option to purchase shares in 2009.

Severance Benefits. Mr. Schwed received the severance benefits to which he was entitled under his employment agreement, including 190% of his base salary paid over a one-year period, as further described under “Benefits upon Termination of Employment.”

Benefits

The employment agreements of the named executive officers generally provide that they are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

Indemnification

We have entered into indemnification agreements with Messrs. Kneeland, Plummer and Gottsegen and former named executive officer, Mr. Schwed. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Grants of Plan-Based Awards in 2009

The table below summarizes the equity and non-equity awards granted to the named executive officers in 2009.

								Closing
								Market
					All Other	All Other		Price on
					Stock	Option		Grant	Grant
					Awards:	Awards:	Exercise	Date of	Date Fair
					Number of	Number of	or Base	Option	Value of
		Estimated Future			Shares of	Securities	Price of	Awards,	Stock and
		Payouts Under			Stock	Underlying	Option	if	Option
	Grant	Non-Equity Incentive Plan			Units	Options	Awards(1)	different	Awards(2)
Name	Date	Awards			(#)	(#)	($/Sh)	($)	($)
		Threshold	Target	Maximum
		($)	($)	($)

Michael Kneeland	—(3)	405,000	937,500	1,125,000	—
President Chief Executive Officer	3/13/2009 option					160,000	$3.375	$3.44	$304,000
William Plummer	—(3)	161,500	380,000	593,750	—
Executive Vice	3/13/2009 option					100,000	$3.375	$3.44	$190,000
President and Chief Financial Officer
Jonathan Gottsegen	3/13/2009 RSU				17,000				$57,375
Senior Vice	3/13/2009 option					40,000	$3.375	$3.44	$76,000
President, General Counsel & Corporate Secretary
Kenneth DeWitt	3/13/2009 RSU				10,000				$33,750
Vice President—	3/13/2009 option					30,000	$3.375	$3.44	$57,000
Chief Information Officer
Joseph Dixon	3/13/2009 RSU				10,000				$33,750
Vice President—Sales	3/13/2009 option					35,000	$3.375	$3.44	$66,500
Roger Schwed	—	—	—	—	—	—	—	—	—
Former General Counsel

(1)	The exercise price of the stock option awards was determined by calculating the average of the high and low trading prices of the Company’s common stock on the grant date.

(2)	The amounts in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2009. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is determined by the average of the high and low of stock prices on the grant date.

(3)	For Messrs. Kneeland and Plummer the threshold, target and maximum figures represent the respective ranges of incentive opportunity under the Executive Plan, which reflect percentages of base salary established by the Committee.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options, unvested shares of restricted stock, unvested RSUs and RSUs with performance conditions not yet satisfied for each named executive officer as of December 31, 2009. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information about equity awards, see “Compensation Discussion and Analysis—Performance-Based Compensation.”

	Option Awards				Stock Awards
						Market
					Number	Value of
	Number of	Number of			of Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised Options	Unexercised Options	Exercise	Option	Have Not	Have Not
	Exercisable	Unexercisable(1)	Price	Expiration	Vested	Vested
Name and Principal Position	(#)	(#)	($)	Date	(#)	($)(2)

Michael Kneeland
—President Chief Executive Officer	13,333		$13.750	3/15/2010 (3)	50,000 (4)	$490,500
		160,000	$3.375	3/12/2019
William Plummer		100,000	$3.375	3/12/2019	26,667 (5)	$261,603
—Executive Vice President and Chief Financial Officer
Jonathan Gottsegen		40,000	$3.375	3/12/2019	17,000 (6)	$166,770
—Senior Vice President, General Counsel & Corporate Secretary
Kenneth DeWitt		30,000	$3.375	3/12/2019	25,000 (7)	$245,250
—Vice President—Chief Information Officer
Joseph Dixon		35,000	$3.375	3/12/2019	20,000 (8)	$196,200
—Vice President—Sales
Roger Schwed	—	—	—	—	—	—
—Former General Counsel

(1)	All options vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Amounts in this column reflect a closing price per share of the Company’s common stock of $9.81 on December 31, 2009.

(3)	These options have expired without being exercised.

(4)	Represents 50,000 unvested RSUs remaining from a grant of 80,000 RSUs on March 2008, of which 30,000 vested on March 10, 2009 and 50,000 will vest ratably in two equal installments on March 10 of each of 2010 and 2011.

(5)	Represents 26,667 unvested RSUs remaining from a grant of 40,000 RSUs on December 1, 2008, of which 13,333 vested on December 1, 2009 and the remaining 26,667 will vest on December 1, 2011.

(6)	Represents 17,000 unvested RSUs awarded on March 13, 2009, of which 5,667 will vest on March 13, 2010 and the remaining 11,333 will vest ratably in two equal installments on March 13 of each of 2011 and 2012.

(7)	Represents 15,000 unvested RSUs awarded on May 1, 2008 scheduled to vest on May 1, 2011 and 10,000 unvested RSUs awarded on March 13, 2009, of which 3,334 will vest on March 13, 2010 and the remaining 6,666 will vest ratably in two equal installments on March 13 of each of 2011 and 2012.

(8)	Represents 10,000 unvested RSUs awarded on June 9, 2008 scheduled to vest on June 9, 2011 and 10,000 unvested RSUs awarded on March 13, 2009, of which 3,334 will vest on March 13, 2010 and the remaining 6,666 will vest ratably in two equal installments on March 13 of each of 2011 and 2012.

Option Exercises and Stock Vested in 2009

The table below summarizes, for each named executive officer, the number of shares acquired upon the exercise of stock options and the vesting of stock awards (with the value realized, based on the closing price per share of our common stock on the date of vesting).

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Michael Kneeland	—	—	46,667	$184,368
William Plummer	—	—	13,333	$123,064
Jonathan Gottsegen	—	—	—	$—
Kenneth DeWitt	—	—	—	$—
Joseph Dixon	—	—	—	$—
Roger Schwed	—	—	24,107	$144,401

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2009

The deferrals reflected in the table below were made under two plans: the United Rentals, Inc. Restricted Stock Unit Deferral Plan (the “RSU Deferral Plan”) and the United Rentals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Both plans are unfunded plans and the participants in the plans are unsecured general creditors of the Company. The Company did not make any contributions to either plan in 2009.

The RSU Deferral Plan permits executives to elect to defer receipt of shares of our common stock when RSUs vest. Ordinarily, when an RSU vests, the recipient of the RSU receives a share of our common stock in payment of the RSU. Under the RSU Deferral Plan, receipt of that share may be deferred to a date selected by the individual, consistent with the plan and applicable Internal Revenue Service regulations. The value of the deferred RSUs will fluctuate corresponding to changes in the value of our common stock; no other income is credited to the deferred RSUs.

The Deferred Compensation Plan permits executives to defer all or part of the individual’s base salary, annual cash incentive award or restricted stock awards. Consistent with the plan and applicable Internal Revenue Service regulations, the individual selects the date that payment of the deferred amounts will begin and the payment schedule, which may be a lump sum or up to 15 annual installments. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan.

	Executive
	Contributions in	Aggregate Earnings	Aggregate	Aggregate Balance at
	Last Fiscal Year	in Last Fiscal Year	Withdrawals/(Distributions)	Last Fiscal Year
Name	($)	($)(1)	($)	($)

Michael Kneeland	—	$5,336	$0	$52,423 (2)
William Plummer	$95,000 (3)	$19,570	$0	$114,570 (2)

(1)	Amounts in this column are not included in the Summary Compensation Table for 2009 because no such earnings would be considered above market or preferential.

(2)	This amount represents Mr. Kneeland and Mr. Plummer’s aggregate balances under the RSU Deferral Plan and the Deferred Compensation Plan at the end of 2009. No amount was previously reported as compensation for Mr. Kneeland or Mr. Plummer in the Summary Compensation Table in 2008 or 2007.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2009.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2009, which the named executive officers would receive upon a termination of employment (other than Mr. Schwed, who is no longer an employee).

If the employment of any of the named executive officers is terminated by us without “cause” or by the executive (other than Mr. DeWitt and Mr. Dixon) for “good reason,” the executives would be entitled to the following benefits:

•	Cash severance:

•	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary prior to the voluntary reduction in 2009, and would receive the payment over a two-year period.

•	Mr. Plummer would receive a severance payment equal to 180% of his annual base salary, and would receive the payment over a one-year period.

•	Mr. Gottsegen would receive a severance payment equal to 160% of his annual base salary, and would receive the payment over a one-year period.

•	Each of Messrs. DeWitt and Dixon would receive a severance payment at the rate of 1/26th of the executive’s annual base salary every two weeks for a period of 12 months and Mr. Dixon would also receive the pro-rata portion of his target annual cash bonus.

•	Each of Messrs. Kneeland, Plummer and Gottsegen would be entitled to pro-rata vesting of the next tranche of RSUs and stock options that would have vested based on the executive’s continued employment with the Company.

•	Each of Messrs. DeWitt and Dixon’s unvested RSUs and options would be cancelled, except, pursuant to their employment agreements, they would be entitled to pro-rata vesting of the next tranche of their 2008 RSUs (granted at the time of commencing of employment) that would have vested based on the executive’s continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for 18 months at no cost. Each of Messrs. Plummer, Gottsegen and DeWitt would receive COBRA continuation coverage for one year at no cost.

If the employment of any of the named executive officers is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•	Each of Messrs. Kneeland, Plummer, Gottsegen, DeWitt and Dixon would receive pro-rata vesting of the next tranche of RSUs and stock options that would have vested based on the executive’s continued employment with the Company, except each of Messrs. Dewitt and Dixon, with respect to 2008 RSU grants (granted at the time of commencing of employment), would receive vesting of RSUs that would have vested based on continued employment with the Company.

•	Mr. Kneeland would receive pro-rata vesting of Units that would have vested based on the actual achievement of performance goals as determined at the end of the performance period.

•	Mr. Kneeland would receive COBRA continuation coverage for 18 months at no cost. Messrs. Plummer and Gottsegen would receive COBRA continuation coverage for one year at no cost.

The table below summarizes the compensation that the named executive officers would have received had they been terminated as of December 31, 2009.

	Termination by the Company
	without cause or by the executive
	for good reason(1)			Death or disability
	Cash severance, plus	Accelerated vesting of			Accelerated vesting of
	COBRA payments,	RSUs and stock			RSUs, Units and stock
Executive	if any ($)	options ($)(2)	Total ($)	COBRA payments ($)	options ($)(2)	Total ($)

Michael Kneeland	$3,398,234 $(3,375,000 paid over two years and $23,234 paid over 18 months)(3)	$475,829 (value of acceleration of vesting of 20,342 RSUs and 42,933 stock options)	$3,874,063	$23,234	$1,875,829 (value of acceleration of vesting of 20,342 RSUs, 70,000 Units and 42,933 stock options)(4)	$1,899,063
William Plummer	$872,170 (paid over one year)(5)	$266,846 (value of acceleration of vesting of 9,600 RSUs and 26,833 stock options)	$1,139,016	$17,170	$266,846 (value of acceleration of vesting of 9,600 RSUs and 26,833 stock options)	$284,016
Jonathan Gottsegen	$577,170 (paid over one year)(6)	$113,810 (value of acceleration of vesting of 4,561 RSUs and 10,733 stock options)	$690,980	$17,170	$113,810 (value of acceleration of vesting of 4,561 RSUs and 10,733 stock options)	$130,980
Kenneth DeWitt	$319,811 (paid over one year)(7)	$82,404 (value of acceleration of vesting of 8,400 RSUs)	$402,215	—	$225,272 (value of acceleration of vesting of 17,683 RSUs and 8,050 stock options)	$225,272
Joseph Dixon	$540,000 (paid over one year)(8)	$51,012 (value of acceleration of vesting of 5,200 RSUs)	$591,012	—	$184,858 (value of acceleration of vesting of 12,683 RSUs and 9,392 stock options)	$184,858

(1)	Except in Messrs. DeWitt and Dixon’s case, where such benefits apply only if his employment is terminated by the Company without cause.

(2)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $9.81 on December 31, 2009. The value of unvested stock options for which vesting is accelerated is calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options.

(3)	Representing the sum of (i) 450% of Mr. Kneeland’s annual base salary as of December 31, 2009 (for purposes of calculating the severance amounts, Mr. Kneeland’s annual base salary was deemed to be $750,000) paid over two years, and (ii) $23,234, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to Mr. Kneeland.

(4)	The value of acceleration of vesting of 70,000 Units has been calculated assuming the target unit value of $20. The actual unit value would be determined at the end of the applicable performance period based on actual performance.

(5)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2009 ($475,000) paid over one year, and (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(6)	Representing the sum of (i) 160% of Mr. Gottsegen’s annual base salary as of December 31, 2009 ($350,000) paid over one year and (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen.

(7)	Representing the sum of (i) Mr. DeWitt’s annual base salary as of December 31, 2009 ($310,000) paid in bi-weekly installments over one year, and (ii) $9,811, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. DeWitt.

(8)	Representing Mr. Dixon’s annual base salary as of December 31, 2009 ($300,000) paid in bi-weekly installments over one year and his target annual cash bonus, estimated as equal to $240,000 target amount incentive payment he was eligible to receive in 2009.

For each of Messrs. Kneeland, Plummer, Gottsegen, DeWitt and Dixon, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties. For each of Messrs. Kneeland, Plummer and Gottsegen, “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Greenwich, Connecticut.

The definitions summarized above vary in some respects among the named executive officers’ agreements and are described in greater detail in such agreements, which have previously been or will be filed as exhibits to our periodic reports with the SEC.

Mr. Schwed is not included in the above table because Mr. Schwed relinquished his role as executive vice president and general counsel, effective February 18, 2009. Pursuant to the separation agreement between Mr. Schwed and the Company, Mr. Schwed continued to receive his regular salary during a transition period ending on March 31, 2009. Mr. Schwed also is entitled to receive (i) $807,500, representing 190% of his annual base salary ($425,000), paid over a one-year period, (ii) COBRA payments for up to the 12-month period contemplated in his employment agreement in the aggregate amount of $17,170, (iii) pro-rata vesting of 10,107 outstanding time-vested RSUs, with a value of $98,341 (based on the closing price per share of the Company’s common stock of $9.73 on October 1, 2009), and (iv) $14,200 representing the Kelley Blue Book trade in value for the automobile transferred to the executive on an “as is” basis for incremental consulting services, with the automobile’s fair market value being taxable to the executive. As discussed above, Mr. Schwed received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009 performance.

Separately, the Company also entered into a six-month consulting agreement with Mr. Schwed pursuant to which he received, among other things, $147,901 and COBRA continuation coverage (subject to his continuing to pay the employee contribution portion).

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2009, which the named executive officers would receive upon a change in control (other than Mr. Schwed, who is no longer an employee).

Pursuant to the applicable award agreement, in the event of a change of control of the Company, Mr. Kneeland would receive vesting of RSUs that would have vested based on continued employment with the Company and pro-rata vesting of Units that would have vested based on the actual achievement of performance goals as determined at the end of the performance period.

In addition, if we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•	an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the Executive Plan, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for 18 months at no cost.

Pursuant to his award agreement, in the event of a change of control of the Company, Mr. Plummer would receive vesting of RSUs, that would have vested based on continued employment with the Company.

Pursuant to the applicable award agreement, each of Messrs. Gottsegen, DeWitt and Dixon would receive vesting of all RSUs and stock options and each of Messrs. Kneeland and Plummer would receive vesting of all stock options that would have vested based on continued employment with the Company:

•	if the change in control results in the Company ceasing to be publicly traded; or

•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the named executive officers would have received in the event of a change in control of the Company as of December 31, 2009. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

		Payments (in addition to payments in the first
		column) upon termination by the Company
		without cause or by the executive for good reason
Executive	Payments upon a change in control ($)(1)	within 12 months following a change in control ($)(1)	Total ($)

Michael Kneeland	$1,890,500 (value of acceleration of vesting of 50,000 RSUs and 70,000 Units)	$6,098,459(2)	$7,988,959(3)
William Plummer	$261,603 (value of acceleration of vesting of 26,667 RSUs)	$1,515,670(4)	$1,777,273
Jonathan Gottsegen	—	$1,001,340(5)	$1,001,340
Kenneth DeWitt	—	$758,111(6)	$758,111
Joseph Dixon	—	$961,425(7)	$961,425

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $9.81 on December 31, 2009, except that the value of acceleration of vesting of Mr. Kneeland’s 70,000 Units has been calculated using the target unit value of $20 in accordance with the applicable award agreement.

(2)	Representing the sum of (i) $5,045,625, being 2.99 times 225% of Mr. Kneeland’s annual base salary as of December 31, 2009 (for purposes of calculating the severance amounts, Mr. Kneeland’s annual base salary was deemed to be $750,000), (ii) $23,234, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to the Mr. Kneeland, and (iii) $1,029,600, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options. The vesting of Mr. Kneeland’s stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(3)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been reduced, under the terms of his employment agreement, by $1,549,952 to a total of $6,439,007 in order to avoid triggering excise tax under 280G.

(4)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2009 ($475,000) paid over one year, (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer, and (iii) $643,500, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options. The vesting of Mr. Plummer’s stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(5)	Representing the sum of (i) 160% of Mr. Gottsegen’s annual base salary as of December 31, 2009 ($350,000) paid over one year, (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen, (iii) $166,770, being the value of acceleration of vesting of 17,000 RSUs, and (iv) $257,400, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options. The vesting of Mr. Gottsegen’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(6)	Representing the sum of (i) Mr. DeWitt’s annual base salary as of December 31, 2009 ($310,000) paid in bi-weekly installments over one year, (ii) $9,811, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. DeWitt, (iii) $245,250, being the value of acceleration of vesting of 25,000 RSUs, and (iv) $193,050, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options. The vesting of Mr. DeWitt’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(7)	Representing the sum of (i) Mr. Dixon’s annual base salary as of December 31, 2009 ($300,000) paid in bi-weekly installments over one year, (ii) Mr. Dixon’s target annual cash bonus, estimated as equal to the $240,000 target annual incentive payment he was eligible to receive, (iii) $196,200, being the value of acceleration of vesting of 20,000 RSUs and

(iv) $225,225, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $9.81 on December 31, 2009 over the exercise price for those stock options. The vesting of Mr. Dixon’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

For purposes of the named executive officers’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the named executive officers’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

Compensation Risks

The Company’s management reviews the Company’s compensation policies and practices, with a focus on incentive programs, to ensure they appropriately balance short and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program and the long-term cash incentive plans that cover all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review, we concluded that our compensation program does not encourage excessive-risk taking for the following reasons:

•	Our programs appropriately balance short- and long-term incentives, with approximately 40% of total target compensation for the named executive officers provided in equity and focused on long-term performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term results and we believe that the significant use of long-term incentives for executives provides a safeguard against excessive short-term risk-taking.

•	Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•	All incentive plans concerning senior management and our employees include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of the Company’s incentive plans are based solely on signings or revenue targets, which mitigates the risk of employees focusing exclusively on the short-term.

•	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual compensation payments. Prudent risk management is one of the qualitative factors that are taking into account in making compensation decisions.

•	Our stock ownership guidelines require that senior management holds a significant amount of the Company’s common stock to further align their interests with stockholders over the long term by having a portion of their personal investment portfolio consist of Company stock and we expect this component to be a risk mitigator on a prospective basis. In addition, we prohibit transactions designed to limit or eliminate economic risks to our executives of owning the Company’s common stock, such as options, puts and calls, so our executives cannot insulate themselves from the effects of poor stock price performance.

•	The Company’s RSU and stock option award agreements have a policy providing for the “clawback” of payments under such awards in the event that an officer’s conduct leads to certain mandatory restatements of the Company’s financial results that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. In addition, the Company’s 2009 equity awards have an “injurious conduct” provision that requires the forfeiture of the award or, to the extent the reward has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized.

We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

Our non-executive chairman receives total annual compensation of $351,000, with (i) one-half paid in cash, in arrears, quarterly at the same time that other non-management directors receive the cash component of their pay (described below), and (ii) one-half paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other director’s pay (e.g., annual retainer fees, meeting attendance fees and RSU grants).

The compensation program for the other non-management directors is as set forth below. We believe our compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of our peer companies.

The current compensation arrangements are as follows:

•	annual retainer fees of (i) $60,000 for serving as director, (ii) $7,500 for serving as lead director (if any), (iii) $12,500 for serving as chairman of the Audit Committee, and (iv) $7,500 for serving as chairman of the Compensation Committee, the Nominating Committee, the Finance Committee or the Strategy Committee;

•	meeting attendance fees of (i) $2,000 for each Board and Audit Committee meeting, and (ii) $1,500 for each Compensation Committee, Nominating Committee, Finance Committee and Strategy Committee meeting; and

•	an annual equity grant of $60,000 in fully vested RSUs, generally to be paid after three years (subject to acceleration in certain circumstances).

The Board has adopted stock ownership guidelines for non-management directors. These guidelines state that, within four years after joining the Board (or May 1, 2006 in the case of existing members), non-management members of the Board should achieve and maintain a target minimum level of stock ownership of three times the annual cash retainer paid to each member.

We also maintain a medical benefits program, comparable to that offered to our employees, in which our directors are eligible to participate at their own cost. See “Director Compensation for Fiscal Year 2009” for additional information on directors’ compensation in 2009.

Deferred Compensation Plan for Directors

We maintain the United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of our common stock equal to the deferred amount, and the account is fully vested at all times.

Director Compensation for Fiscal Year 2009

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2009.

	Fees	Stock
	Earned in	Award
Name	Cash 2009 ($)	($)(1)(2)	Total ($)

Jenne K. Britell	$175,500(3)	$148,740(4)	$324,240
Jose B. Alvarez	$92,034	$50,850	$142,884
Howard L. Clark, Jr.	$107,500	$50,850	$158,350
Bobby J. Griffin	$95,534	$50,850	$146,384
Singleton B. McAllister	$107,500	$50,850	$158,350
Brian D. McAuley	$143,383	$50,850	$194,233
John S. McKinney	$121,870	$50,850	$172,720
Jason D. Papastavrou	$127,870	$50,850	$178,720
Filippo Passerini	$100,034	$50,850	$150,884
Keith Wimbush	$120,767	$50,850	$171,617

(1)	The amounts in this column represents the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2009. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is determined by the average of the high and low of stock prices on the grant date.

(2)	Each non-management director received an award of 7,500 RSUs on June 12, 2009, except for Dr. Britell, who received 21,938 as the equity component of her compensation arrangement as non-executive chairman of the Company. For purposes of determining the number of RSUs to grant, a stock price of $8 was used. All RSUs are fully vested as of the date of grant, but are not paid to a director until the earlier of (i) June 11, 2012, (ii) the fifth business day following the director’s termination of service for any reason, and (iii) the date of a change in control of the Company.

(3)	Represents $175,500 in cash compensation earned in 2009 under the compensation arrangement for the non-executive chairman of the Company (total annual compensation under this arrangement is $351,000, $175,500 of which is paid in cash and the remainder in fully vested RSUs, as further described in (4) below).

(4)	As the equity component of her compensation arrangement as a non-executive chairman of the Company, Dr. Britell also received an award of 21,938 RSUs on June 12, 2009. The size of the RSU award was determined on the grant date based on the annual value of the equity component of her compensation of $175,000. All 21,938 RSUs are fully vested as of the date of grant, but are not paid to Dr. Britell until the earlier of (i) June 11, 2012, (ii) the fifth business day following her termination of service for any reason, and (iii) the date of a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth, as of March 16, 2010 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our common stock by (i) each director and named executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

Number of Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned (#)(2)	Owned (%)(2)

Michael J. Kneeland	199,687(3)	*
William B. Plummer	56,472(4)	*
Jonathan M. Gottsegen	18,999(5)	*
Kenneth E. DeWitt	13,333(6)	*
Joseph A. Dixon	17,829(7)	*
Roger Schwed	10,000(8)	*
Jenne K. Britell	37,994(9)	*
José B. Alvarez	9,900(10)	*
Howard L. Clark, Jr.	20,310(11)	*
Bobby J. Griffin	7,500(12)	*
Singleton B. McAllister	19,310(13)	*
Brian D. McAuley	23,310(14)	*
John S. McKinney	23,042(15)	*
Jason D. Papastavrou	16,310(16)	*
Filippo Passerini	7,500(17)	*
Keith Wimbush	13,310(18)	*
All executive officers and directors as a group (17 persons)(19)	548,675(20)	*
BlackRock, Inc.	6,064,818(21)	10.0%
FMR LLC	3,228,631(22)	5.4%
WEDGE Capital Management L.L.P.	3,956,958(23)	6.6%

*	Less than 1%.

(1)	The address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 146,354 outstanding shares, 53,333 shares issuable upon the exercise of currently exercisable stock options.

(4)	Consists of 23,139 outstanding shares and 33,333 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of 5,666 outstanding shares and 13,333 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of 3,333 outstanding shares and 10,000 shares issuable upon the exercise of currently exercisable stock options.

(7)	Consists of 6,163 outstanding shares and 11,666 shares issuable upon the exercise of currently exercisable stock options.

(8)	Consists of 10,000 outstanding shares as of March 16, 2010. Mr. Schwed relinquished his role as Executive Vice President and General Counsel effective February 18, 2009.

(9)	Consists of 6,772 outstanding shares and 31,222 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011, settlement of 5,180 RSUs is deferred until October 2011 and settlement of 21,938 shares is deferred until June 2012, subject to acceleration in certain conditions).

(10)	Consists of 2,400 outstanding shares and 7,500 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2012, subject to acceleration in certain conditions).

(11)	Consists of 2,706 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions).

(12)	Consists of 7,500 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2012, subject to acceleration in certain conditions).

(13)	Consists of 1,706 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions).

(14)	Consists of 5,706 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions).

(15)	Consists of 5,250 outstanding shares, 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions) and 6,188 shares issuable upon the conversion of Quarterly Income Preferred Securities issued by a subsidiary trust.

(16)	Consists of 1,706 outstanding shares, 3,000 shares issuable upon the exercise of currently exercisable stock options and 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions).

(17)	Consists of 7,500 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2012, subject to acceleration in certain conditions).

(18)	Consists of 1,706 outstanding shares and 11,604 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,330 RSUs is deferred until May 2010,

settlement of 2,774 RSUs is deferred until May 2011 and settlement of 7,500 RSUs is deferred until June 2012, subject to acceleration in certain conditions).

(19)	Does not include Roger Schwed, as he was not an executive officer as of March 16, 2010.

(20)	Consists of 238,344 outstanding shares, 162,665 shares issuable upon the exercise of currently exercisable stock options, 123,346 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred) or will vest within the next 60 days and 6,188 shares issuable upon the conversion of Quarterly Income Preferred Securities issued by a subsidiary trust. Does not include 10,000 shares beneficially owned by Mr. Schwed, who was not an executive officer as of March 16, 2010.

(21)	Derived from a 13G/A filed with the SEC on March 9, 2010, by BlackRock, Inc. with respect to holdings as of February 26, 2010. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of Barclays Global Investors, NA. and certain of its affiliates are included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc. is the beneficial owner of 6,064,818 shares, of which it has sole power to vote or direct the vote of 6,064,818 shares and the sole power to dispose or to direct the disposition of 6,064,818 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

(22)	According to a Schedule 13G filed with the SEC on February 16, 2010, FMR LLC (“FMR”) is the beneficial owner of 3,228,631 shares, of which it has sole voting power with respect to 1,938,247 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 3,228,631 shares. According to the Schedule 13G, the address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Advisers Act of 1940 (the “Investment Advisers Act”), is the beneficial owner of 1,235,491 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “Investment Company Act”). Edward C. Johnson 3d, the Chairman of FMR, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 1,235,491 shares owned by the funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser registered the Investment Advisers Act, is the beneficial owner of 1,317,940 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 1,317,940 shares and sole power to vote or to direct the voting of 1,317,940 shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 597,810 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 597,810 shares and sole power to vote or to direct the voting of 542,917 shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 77,390 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

(23)	Derived from a Schedule 13G/A filed with the SEC on February 9, 2010 with respect to holdings as of December 31, 2009. According to the Schedule 13G/A, WEDGE Capital Management L.L.P. is an investment advisor registered under Section 203 of the Investment Advisers Act. It is the beneficial owner of 3,956,958 shares, with the sole power to vote or direct the vote of 3,222,236 shares and the sole power to dispose or to direct the disposition of 3,956,958 shares. WEDGE Capital’s address is 301 S. College Street, Suite 2920, Charlotte, North Carolina 28202.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2009, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed and amended in April 2009. A copy of the current charter is available on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent auditors. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and E&Y the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2009.

The Audit Committee has also discussed and reviewed with E&Y all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, E&Y provided to the Audit Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by the applicable requirements of the PCAOB regarding independent auditors’ communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with E&Y any relationships that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to E&Y’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and E&Y, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 and, with management and E&Y, E&Y’s audit report on internal control over financial reporting as of December 31, 2009.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2009 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

Brian D. McAuley, Chairman
John S. McKinney
Jason D. Papastavrou
Filippo Passerini
Keith Wimbush

PROPOSAL 2

APPROVAL OF 2010 LONG TERM INCENTIVE PLAN

General

At the annual meeting, stockholders will be asked to approve the United Rentals, Inc. 2010 Long Term Incentive Plan, or the 2010 Plan. On March 11, 2010, our Compensation Committee (which we refer to as the “Committee” in this Proposal 2) approved the adoption of the 2010 Plan, subject to approval by our stockholders at the 2010 annual meeting. The 2010 Plan will be effective as of the date of the annual meeting if approved by our stockholders. The 2010 Plan is intended to replace our 2001 Comprehensive Stock Plan (formerly the 2001 Senior Stock Plan), our 2001 Stock Plan and our 1998-2 Stock Option Plan, collectively, the predecessor plans. If the 2010 Plan is approved by our stockholders, no additional awards will be made under the predecessor plans but the terms and conditions of any outstanding awards granted under the predecessor plans will not be affected. If the 2010 Plan is not approved by stockholders, the plan will be null and void, but the predecessor plans will remain in full force and effect in accordance with their terms and conditions.

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools the Committee regards as essential in addressing these human resource challenges is a competitive long-term incentive program. The 2010 Plan will continue an employee long-term incentive program that we believe is very important for retention and motivation of our employees, and the 2010 Plan will provide us with a range of incentive tools and sufficient flexibility to permit the Committee to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes.

The 2010 Plan authorizes the grant to employees (including prospective employees), directors and consultants of stock options, stock appreciation rights, shares of restricted stock, restricted stock unit awards and other stock-based or cash-based awards. Under the 2010 Plan, we will be authorized to issue up to 2,649,742 shares (which includes 249,742 shares of common stock available for grant under the predecessor plans as of the record date), increased by not more than 5,068,883 shares comprised of the number of shares subject to that portion of any option or other award outstanding pursuant to a predecessor plan which expires or is forfeited, terminated or cancelled for any reason without having been exercised or settled in full on or after the effective date of the 2010 Plan. As of the record date, a total of 3,601,040 shares were subject to outstanding stock option awards under the predecessor plans which had a weighted average exercise price of $13.74 per share and a weighted average remaining term of 6.58 years. There were also 1,467,843 shares subject to outstanding stock awards under the predecessor plans in the form of restricted stock units. The additional 2,400,000 shares of common stock the Committee has reserved for issuance under the 2010 Plan (i.e., shares not already available for grant under the predecessor plans) represent less than 4.0% of our outstanding common shares and less than 3.7% of our fully diluted common shares.

We continue to actively manage our use of shares of common stock available for equity-based compensation each year to maintain an acceptable burn rate, and our average annual burn rate over the three-year period ending December 31, 2009 was 1.47%. The following table sets forth information regarding the number of shares of common stock subject to stock options and restricted stock units grants in each of 2007, 2008 and 2009:

	Number of Shares of Common Stock Subject to Equity Grant
Type of Equity Grant	2007	2008	2009

Stock Options	165,000	70,000	910,000
Restricted Stock Units	268,600	968,376	584,538
Total	433,600	1,038,376	1,494,538

In order to facilitate approval of this proposal, in designing the 2010 Plan, we have taken into account our stockholders’ interests by including many features that are consistent with the guidelines established by proxy advisory firms and institutional shareholders and other compensation and governance best practices, including:

•	each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right or other award that requires the grantee to pay the grant date intrinsic value) will reduce the number of shares remaining available for grant under the 2010 Plan by 1.26 shares;

•	the exercise price for stock options and stock appreciation rights may not be less than fair market value on the grant date;

•	stockholder approval is required for any (i) increase in the maximum aggregate number of shares of common stock that may be issued under the plan, (ii) material modification of the requirements for participation in the plan, (iii) increase in the benefits accrued to grantees under the plan, (iv) repricing of stock options or stock appreciation rights and (v) other change to the extent such approval is necessary to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency;

•	subject to accelerated vesting in the event of a change in control or a grantee’s retirement, disability or death, (i) awards of stock options and stock appreciation rights are subject to a minimum one-year vesting period, (ii) time-based vesting awards of “full value” awards are subject to a minimum three-year vesting period and (iii) performance-based vesting awards of “full value” awards will have a minimum 12-month performance period; provided that a maximum of 10% of the maximum aggregate number of shares of common stock reserved for issuance under the plan can be subject to “full value” awards without regard to the limits in (ii) and (iii), above;

•	awards are subject to a so-called “double trigger” for accelerated vesting of awards following a change in control, which means that in order for awards to vest: (1) the change in control must be consummated and (2) the grantee must be involuntarily terminated within 12 months after such change in control. However, if our common stock (or the stock of any direct or indirect parent entity) is not publicly traded, or awards are not honored or assumed, or substantially equivalent awards substituted therefor, the awards will vest as of the date of such change in control;

•	dividends and dividend equivalents will not be paid on unvested or unearned performance shares or units;

•	to preserve our ability to deduct the compensation recognized by certain executive officers in connection with certain types of awards, the 2010 Plan establishes a list of measures of performance criteria from which the Committee may construct predetermined performance goals that must be met for an award to vest;

•	awards may not be transferred to third parties for consideration;

•	the 2010 Plan has a fixed term of ten years; and

•	the 2010 Plan will generally be administered by the Committee, which is comprised entirely of independent directors.

The Committee believes that the 2010 Plan will serve a critical role in attracting and retaining the high caliber employees, directors and consultants essential to our success and in motivating these individuals to strive to enhance our growth and profitability. The Committee also believes that stock ownership by employees provides performance incentives and fosters long-term commitment to our benefit and to the benefit of our stockholders. Therefore, the Board urges you to vote to approve the adoption of the 2010 Plan.

Summary of the 2010 Plan

The following summary of the material terms of the 2010 Plan is qualified in its entirety by reference to the complete text of the 2010 Plan, which is attached hereto as Appendix A.

Overview

The purpose of the 2010 Plan is to attract, retain and motivate employees (including prospective employees), directors and consultants and others who may perform services for the Company and its subsidiaries, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the Company’s success.

Administration

The Committee will administer the 2010 Plan unless a different committee is appointed by the Board. Among other things, the Committee will determine the persons who will receive awards under the 2010 Plan, when awards will be granted, the terms of the awards and the number of shares of the Company’s common stock subject to the awards. To the extent permitted by applicable law, the Committee may allocate among its members and/or delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties, subject to the provisions of the 2010 Plan and guidelines established by the Committee. Our Board, in its sole discretion, also may grant awards or administer the 2010 Plan.

The Committee will have discretion to make all determinations in respect of the 2010 Plan (including, for example, the ability to determine whether individual awards may be settled in cash, shares of common stock, other awards or other property), and all such determinations will be final, binding and conclusive on all persons having an interest in the 2010 Plan or any award. The 2010 Plan provides, subject to certain limitations, for indemnification by the Company of any director or employee against all expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2010 Plan.

Eligibility

Awards may be made to employees, directors and consultants and other individuals who may perform services for the Company and its subsidiaries. As of the record date, approximately 150 employees, including 7 executive officers, and 10 directors would have been eligible to receive awards under the 2010 Plan. The Committee reserves the right to determine which employees and directors will receive awards under the 2010 Plan and reserves the right to grant no awards in any particular year.

Common Stock Available for Awards under the Plan

Subject to adjustment as described below, the maximum aggregate number of shares of the Company’s common stock subject to awards granted under the 2010 Plan is 2,649,742 shares (which includes 249,742 shares available under the predecessor plans as of the record date), which may be increased by not more than 5,068,883 shares comprised of the number of shares subject to that portion of any option or other award outstanding pursuant to a predecessor plan which expires or is forfeited, terminated or canceled for any reason after the adoption of the 2010 Plan. Any shares subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right or other award that requires the grantee to pay the grant date intrinsic value) will count against this limit as 1.26 shares for every share granted.

If any award granted under the 2010 Plan is forfeited, expires, terminates or otherwise lapses without delivery of the Company’s common stock free and clear of any restrictions or conditions that are part of such award, then the shares of the Company’s common stock underlying any such award will again become available for grant under the 2010 Plan on a one-for-one basis for each share subject to such award that is not a “full value” award and on a 1.26-for-one basis for each share subject to an award that is a “full value” award. Shares of the Company’s common stock will not be treated as having been issued under the 2010 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld by the Company in satisfaction of a tax withholding obligation will not again become available under the 2010 Plan. The number of shares available under the 2010 Plan will be reduced upon the exercise of a stock option or a stock appreciation right by the gross number of shares for which the award is exercised even if the option is exercised by means of a net-settlement exercise procedure. Shares of the Company’s common stock issued or assumed under the 2010 Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of shares that may be granted under the 2010 Plan.

Shares issued under the 2010 Plan may be authorized but unissued shares of the Company’s common stock or authorized and previously issued shares of the Company’s common stock reacquired by the Company. On the record date, the closing price of our common stock on the New York Stock Exchange was $8.25 per share.

Individual Award Limitations

To enable compensation provided in connection with certain types of awards to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, the 2010 Plan establishes a limit on the maximum aggregate number of shares for which any performance-based award may be granted to an employee in any 12-month period of 2,649,742 shares. The maximum aggregate dollar value for which any performance-based award denominated in dollars may be granted to a grantee in any 12-month period is $15,000,000 for each 12-month period contained in the performance period for such award. These limits may be adjusted upward or downward as applicable, on a pro-rata basis for each full or partial 12-month period in the applicable performance period.

Adjustments for Capital Structure Changes

The Committee will adjust the terms of any outstanding award, the number and kind of shares of the Company’s common stock issuable under the 2010 Plan, the aggregate number of shares of common stock authorized from issuance under the predecessor plans that may become authorized for issuance under the 2010 Plan, the number of shares of common stock that can be issued through stock options intended to be “incentive stock options” under Section 422 of the Internal Revenue Code and the individual limits on the number of shares subject to awards in any one fiscal year, in such manner as it deems appropriate (including, without limitation, by payment of cash) in order to prevent the enlargement or dilution of rights as a result of any increase or decrease in the number of issued shares of the Company’s common stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of the Company’s common stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of the Company’s common stock, including any extraordinary cash dividend or extraordinary distribution.

Types of Awards

The 2010 Plan provides for grants of stock options (both stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code and non-qualified stock options), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other stock-based or cash-based awards (including the grant or offer for sale of unrestricted shares of common stock, performance share awards and performance units settled in cash and performance-based awards intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code) pursuant to which the Company’s common stock, cash or other property may be delivered. Each award granted under the 2010 Plan will be evidenced by a written or electronic award agreement, which will govern that award’s terms and conditions.

Stock Options

A stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price. The exercise price per share will be determined by the Committee but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant and for incentive stock options granted to 10% stockholders, 110% of the fair market value. Fair market value will be the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. Stock options must be exercised within 10 years from the date of grant or 5 years for incentive stock options granted to 10% stockholders. Any reduction in the exercise price will require the approval of stockholders of the Company, except pursuant to the adjustment provisions or in other limited circumstances described above. No more than 2,649,742 shares of the Company’s common stock (subject to adjustment as described above) may be issued upon the exercise of incentive stock options granted under the 2010 Plan.

Stock Appreciation Rights

A stock appreciation right entitles the recipient to receive shares of the Company’s common stock, cash or other property equal in value to the appreciation of the Company’s common stock over the stated exercise price. The exercise price per share will be determined by the Committee, but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value will be the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. Stock appreciation rights must be exercised within 10 years from the date of grant. Any reduction in the exercise price will require the approval of stockholders of the Company, except pursuant to the adjustment provisions described above.

Restricted Stock

Restricted stock is shares of the Company’s common stock that are registered in the recipient’s name, but that are subject to transfer and/or forfeiture restrictions for a period of time. The Committee may grant or offer for sale restricted shares of the Company’s common stock in such amounts, and subject to such terms and conditions, as the Committee may determine. The Committee may also grant restricted shares of the Company’s common stock in a manner which is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code, as discussed below. Subject to such limits as the Committee may determine from time to time, the recipient will have the same voting and dividend rights as any other stockholder of the Company.

Restricted Stock Units

A restricted stock unit is an unfunded, unsecured right to receive a share of the Company’s common stock, cash or other property at a future date. The Committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as the Committee may determine. The Committee may also grant restricted stock units in a manner which is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code, as discussed below. The recipient will have only the rights of a general unsecured creditor of the Company and no rights as a stockholder of the Company until the Company’s common stock underlying the restricted stock units, if any, is delivered.

Dividend Equivalent Rights

The Committee may, in its discretion, include in the award agreement (other than for a stock option or a stock appreciation grant) a dividend equivalent right entitling the recipient to receive an amount equal to all or any portion of the regular cash dividends that would be paid on the shares of the Company’s common stock covered by such award as if such shares had been delivered. Dividend equivalent rights may be payable in cash, shares of the Company’s common stock or other property as determined by the Committee. Notwithstanding the foregoing, unless otherwise specified in an award agreement, a grantee’s right to dividend equivalent payments in the case of an award that is subject to vesting conditions will be treated as unvested so long as such award remains unvested, and any such dividend equivalent payments that would otherwise have been paid during the vesting period will instead be accumulated (and, if paid in cash, reinvested in additional shares of common stock based on the fair market value or the date of reinvestment) and paid within 30 days following the date on which such award is determined by the Company to have vested.

Other Stock-Based or Cash-Based Awards

The Committee may grant other types of equity-based or cash-based awards, including the grant or offer for sale of unrestricted shares of the Company’s common stock, performance share awards and performance units settled in cash, in such amounts, and subject to such terms and conditions, as the Committee may determine. The Committee may also grant other awards in a manner which is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code, as discussed below.

Other stock-based or cash-based awards (and awards of restricted stock and restricted stock units) may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code. For such awards, each performance period, the Committee will establish the performance goals, which must be objective, and will prescribe a formula to determine the amount of the incentive that may be payable based upon the level of attainment of the performance goals during the performance period.

The performance goals will be based on one or more of the following business criteria (either separately or in combination) with regard to the Company (or a subsidiary, division, other operational unit or administrative department of the Company):

•	enterprise value or value creation targets;

•	revenue;

•	after-tax or pre-tax profits (including net operating profit after taxes) or net income (including that attributable to continuing and/or other operations);

•	operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization);

•	reduction of, or limiting the level of increase in, all or a portion of the Company’s indebtedness, or those of its affiliates;

•	earnings per share or earnings per share from continuing operations;

•	return on capital employed (including return on invested capital or return on committed capital) or return on assets;

•	after-tax or pre-tax return on stockholder equity;

•	market share;

•	the fair market value of the shares of the Company’s common stock;

•	the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends;

•	reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including SG&A expenses or costs (excluding advertising) as a percentage of sales and cost of rental equipment sales);

•	economic value-added targets based on a cash flow return on investment formula; or

•	customer service measures or indices (including net promoter score).

The business criteria may also be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance.

In addition, performance goals may be based upon the attainment of specified levels of the Company’s or its affiliates’ performance (or that of any subsidiary, division, other operational unit or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company. To the extent permitted under Section 162(m) of the Internal Revenue Code, the Committee may (i) designate additional business criteria on which the performance goals may be based, or (ii) adjust, modify or amend the aforementioned business criteria.

The business criteria for performance goals under the 2010 Plan must be re-approved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance goals in order for awards to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Vesting

The Committee will determine the time or times at which awards become vested, unrestricted or may be exercised, subject to the following limitations. Subject to accelerated vesting in the event of a change in control or a grantee’s retirement, disability or death (i) awards of stock options and stock appreciation rights will be subject to a minimum one-year vesting period, (ii) time-based vesting awards of “full value” awards will be subject to a minimum three-year vesting period and (iii) performance-based vesting awards of “full value” awards will have a minimum 12-month performance period. Notwithstanding the foregoing, a maximum of 10% of the maximum aggregate number of shares of common stock reserved for issuance under the plan can be subject to “full value” awards without regard to the minimum vesting limits in the preceding sentence.

Change in Control

Unless otherwise provided in an award agreement, the 2010 Plan provides that, if a change in control occurs and (i) the common stock of the Company (or of any direct or indirect parent entity) is publicly traded and (ii) outstanding awards will be honored or assumed, or substantially equivalent awards substituted therefor, if a grantee’s employment is involuntarily terminated within 12 months after such change in control, (x) time-based vesting awards will become fully vested and exercisable as of the date such grantee’s employment is terminated and (y) performance-based vesting awards will be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods, as of the date such grantee’s employment is terminated. However, if our common stock (or the stock of any direct or indirect parent entity) is not publicly traded, or awards are not honored or assumed, or substantially equivalent awards substituted therefor, the awards will vest as of the date of such change in control.

For purposes of the 2010 Plan, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination), unless otherwise specified by the Committee. In no event will stockholder approval of a transaction be sufficient to constitute a “change in control”.

In addition, in the event of a change in control, the Committee may cancel awards for fair value (as determined in the sole discretion of the Committee), provide for the issuance of substitute awards or provide that for a period of at least 20 days prior to the change in control, stock options or stock appreciation rights that would not otherwise become exercisable prior to a change in control will be exercisable as to all shares of common stock subject thereto and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control.

Federal Income Tax Implications of Stock Options and Stock Appreciation Rights

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options and stock appreciation rights. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options

The recipient of an incentive stock option will not be required to recognize income for federal income tax purposes on the grant or exercise of such option, and the Company and its subsidiaries will not be entitled to a deduction. However, the excess of the fair market value of the Company’s common stock received on the date of exercise over the exercise price paid will be included in the recipient’s alternative minimum taxable income. The recipient’s basis in shares of the Company’s common stock received on exercise will be equal to the exercise price, and the recipient’s holding period in such shares will begin on the day following the date of exercise.

If an optionee does not dispose of the Company’s common stock acquired upon exercise within either the one-year period beginning on the date of exercise or the two-year period beginning on the date of grant of the incentive stock option, then any gain or loss realized by the optionee upon the subsequent disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company or any of its subsidiaries. If the optionee disposes of the Company’s common stock within the one-year or two-year periods referred to above (a “disqualifying disposition”), the optionee will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Company’s common stock on the date of exercise over the exercise price (or, if less, the net proceeds of the disposition), and the Company or one of its subsidiaries will generally be entitled to a corresponding deduction. Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise will be taxable as capital gain. If the amount realized is less than the exercise price, and the loss sustained on the disqualifying disposition would otherwise be recognized, the optionee will not recognize any ordinary income from the disposition and instead will recognize a capital loss.

Non-Qualified Stock Options and Stock Appreciation Rights

The recipient of a stock option or a stock appreciation right will not be required to recognize income for federal income tax purposes upon the grant of such award, and the Company and its subsidiaries will not be entitled to a deduction. Upon the exercise of an option or a stock appreciation right, the recipient will recognize ordinary income in the amount by which the fair market value of the Company’s common stock at the time of exercise exceeds the exercise price, and the Company or one of its subsidiaries will be entitled to a corresponding deduction. The recipient’s basis in the Company’s common stock received will equal the fair market value of the shares on the exercise date, and the recipient’s holding period will begin on the day following the exercise date.

Section 162(m)

Any entitlement to a tax deduction on the part of the Company or its subsidiaries is subject to the applicable tax rules, including, without limitation, Section 162(m) of the Internal Revenue Code. In general, Section 162(m) of the Internal Revenue Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its

“covered employees,” subject to certain exceptions. The 2010 Plan is intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code with respect to stock options, stock appreciation rights and certain grants of restricted stock, restricted stock units and other stock-based or cash-based awards.

Transfer Restrictions

Except to the extent otherwise provided in any award agreement, no award (or any rights or obligations thereunder) granted to any person under the 2010 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. No award may be transferred for value or consideration. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative.

Amendment and Termination

Generally, our Board may from time to time suspend, discontinue, revise or amend the 2010 Plan. The 2010 Plan provides that our Board may, but is not required to, seek stockholder approval of amendments to the 2010 Plan, except that no amendment can be made without stockholder approval that would increase the maximum aggregate number of shares of Common Stock that may be issued under the Plan, materially modify the requirements for participation in the Plan, increase in the benefits accrued to grantees under the Plan or result in a repricing of stock options or stock appreciation rights. Our Board must also submit amendments to the 2010 Plan to stockholders if required by applicable law, regulation or rules, including the rules of a securities exchange or self-regulatory agency.

Unless previously terminated by our Board, the 2010 Plan will terminate on January 31, 2020, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

New Plan Benefits

No awards will be granted under the 2010 Plan prior to its approval by our stockholders. Awards under the 2010 Plan will be granted at the discretion of the Committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the 2010 Plan.

Equity Compensation Plan Information

The Company currently maintains three equity incentive plans that provide for the issuance of our common stock to employees, directors and consultants. These plans consist of the 2001 Comprehensive Stock Plan (formerly the 2001 Senior Stock Plan), the 2001 Stock Plan and the 1998-2 Stock Option Plan. In 2006, in connection with the amendment and restatement of the 2001 Comprehensive Stock Plan, all shares then remaining available for grant under all of the Company’s then outstanding equity incentive plans, including the 2001 Stock Plan and the 1998-2 Stock Option Plan, were transferred to the 2001 Comprehensive Stock Plan. Following the adoption of the 2001 Comprehensive Stock Plan, additional grants were generally not permitted under the Company’s other equity incentive plans, but additional grants were permitted solely to the extent that any shares again became available due to the cancellation or expiration of existing options or other grants under such plans. In addition, stock options and other equity awards remain outstanding under the 1997 Stock Option Plan. The 2001 Comprehensive Stock Plan was last approved by stockholders in 2006. Neither the 2001 Stock Plan nor the 1998-2 Stock Option Plan have been approved by the Company’s stockholders.

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans (but not the 2010 Plan) as of December 31, 2009:

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	3,330,482(1)	17.94412	1,193,692(2)
Equity compensation plan not approved by security holders	712,186(3)	8.003121	443,490(4)
Total	4,042,668		1,637,182

(1)	Consists of awards issued under the 2001 Comprehensive Stock Plan and the 1997 Stock Option Plan. This amount includes 1,260,557 restricted stock units. The weighted-average exercise price information in column (b) does not include these restricted stock units.

(2)	Consists of shares available under the 2001 Comprehensive Stock Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. No additional awards may be granted under the 1997 Stock Option Plan.

(3)	Consists of awards issued under the 1998-2 Stock Option Plan. The plans that were not approved by our stockholders are our 1998 Supplemental Stock Option Plan and our 2001 Stock Plan, although there are no awards outstanding under our 2001 Stock Plan. Only employees who are not officers or directors are eligible for awards under these plans. The 1998 Supplemental Stock Option Plan provides for the grant of stock options, and the 2001 Stock Plan provides for the award of equity and equity-based awards including stock options and shares of restricted stock. As noted above, no further shares are authorized for grant under these plans other than shares that become available for grant due to the cancellation or termination of outstanding awards. If approved by stockholders, the 2010 Plan will replace our existing equity compensation plans and become the vehicle for future equity compensation.

(4)	This amount includes 418,251 shares available under the 1998-2 Stock Option Plan for future awards of stock options and 25,239 shares available under the 2001 Stock Plan. Under the 2001 Stock Plan, the Company may award stock options, stock appreciation rights, shares of restricted stock and stock units as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

If the 2010 Plan is approved by stockholders, no additional grants will be made under the 2001 Comprehensive Stock Plan, the 2001 Stock Plan or the 1998-2 Stock Option Plan and shares remaining available for grant under the plans will be transferred to, and available for grant under, the 2010 Plan. In addition, any shares which would again become available due to cancellation or expiration of existing awards under the 2001 Comprehensive Stock Plan, the 2001 Stock Plan and the 1998-2 Stock Option Plan will become available for grant under the 2010 Plan, except that no more than 5,068,883 shares subject to existing awards under the 2001 Comprehensive Stock Plan, the 2001 Stock Plan and the 1998-2 Stock Option Plan in the aggregate may become available for grant under the 2010 Plan. Additionally, the number of shares authorized under the plan will be adjusted by the Committee to prevent the enlargement or dilution of rights as a result of any increase or decrease in the number of issued shares of common stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of

Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Common Stock, including any extraordinary cash dividend or extraordinary distribution.

Vote Required

Approval of the 2010 Plan requires the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting at which quorum is present and entitled to vote on this proposal and furthermore requires that the total votes cast with regard to the 2010 Plan must represent over 50% of all shares of stock entitled to vote on the 2010 Plan. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether the plan has been approved. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Board Recommendation

The Board believes that the proposed adoption of the 2010 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

Therefore, the Board unanimously recommends a vote FOR the proposal to approve the adoption of the 2010 Long Term Incentive Plan (designated as Proposal 2 on the enclosed proxy card).

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has reappointed E&Y as independent auditors to audit the financial statements and the internal control over financial reporting of the Company for 2010, subject to ratification by stockholders and execution of an engagement letter in a form satisfactory to the Audit Committee.

In the event that our stockholders fail to ratify this reappointment, or an engagement letter is not finalized, other certified public accountants will be appointed by the Audit Committee. Even if this reappointment is ratified, the Audit Committee, in its discretion, may appoint a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of E&Y is expected to be present at the 2010 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Auditors

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal years 2009 and 2008.

	2009	2008

Audit Fees	$4,014,075	$4,431,027
Audit-Related Fees	$283,800	$535,000
Tax Fees	$20,000	$15,000
All Other Fees	$6,000	$6,000

Total	$4,323,875	$4,987,027

Audit Fees.  Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of our quarterly reports on Form 10-Q. These fees included fees for (i) services related to audits of the Company’s employee benefit plans of $140,000 in fiscal 2009 and $150,000 in fiscal 2008, and (ii) services related to controls assessments of $143,800 in fiscal 2009 and $385,000 in fiscal 2008.

Tax Fees.  Tax fees consist of fees for services rendered for tax compliance, tax advice and tax planning. These fees included fees for (i) assistance with international tax compliance of $20,000 in fiscal 2009 and $0 in fiscal 2008, and (ii) state and local tax services of $0 in fiscal 2009 and $15,000 in fiscal 2008.

All Other Fees.  All other fees consist of fees for services, other than services described in the above three categories totaling $6,000 in fiscal 2009 and 2008, principally including support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the

Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by E&Y in 2009 and 2008.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. Currently, Mr. McAuley exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Auditor

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent auditor. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent auditor or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent auditor in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent auditor in an accounting role or a financial oversight role if he or she remains in a position to influence the independent auditor’s operations or financial policies, has capital balances in the independent auditor or maintains certain other financial arrangements with the independent auditor.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent auditor and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the reappointment of E&Y as independent auditors to audit the financial statements of the Company for 2010 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the reappointment of E&Y as independent auditors (designated as Proposal 3 on the enclosed proxy card).

OTHER MATTERS

Other Matters to be Presented at the 2010 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Stockholders of record sharing an address who wish to receive separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request as follows:

•	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, NY 10038 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholder Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2009 through December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis, except that, due to administrative errors:

(i) Mr. Kneeland’s disposition of 16,667 RSUs, acquisition of 16,667 shares of common stock and disposition of 5,242 shares of common stock on May 15, 2009 was not reported on Form 4 until June 4, 2009 and (ii) Dr. Britell’s disposition of 1,772 RSUs and acquisition of 1,772 shares of common stock on May 15, 2009 was not reported on Form 4 until January 7, 2010.

Stockholder Proposals for the 2011 Annual Meeting

A stockholder proposal for business to be brought before the 2011 annual meeting of stockholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before December 1, 2010; or

•	if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after January 11, 2011 but on or before February 10, 2011 (unless the 2011 annual meeting is not scheduled to be held within the period between April 11 and June 10, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2011 annual meeting or send a qualified representative to present such proposal.

Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

APPENDIX A

UNITED RENTALS, INC.
2010 LONG TERM INCENTIVE PLAN

ARTICLE I
GENERAL

1.1       Purpose

The purpose of the United Rentals, Inc. 2010 Long Term Incentive Plan is to attract, retain and motivate employees (including prospective employees), directors, consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

This 2010 Long Term Incentive Plan replaces the Predecessor Plans for Awards granted on or after the Effective Date. Awards may not be granted under the Predecessor Plans beginning on the Effective Date, but the adoption and effectiveness of this is 2010 Long Term Incentive Plan will not affect the terms or conditions of any outstanding grants under the Predecessor Plans prior to the Effective Date.

1.2       Definitions of Certain Terms

For purposes of this 2010 Long Term Incentive Plan, the following terms have the meanings set forth below:

1.2.1 “Award” means an award made pursuant to the Plan.

1.2.2 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award (such execution or acknowledgement to be in writing or through an electronic grant notification system maintained by or on behalf of the Company), and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.3 “Board” means the Board of Directors of United Rentals.

1.2.4 “Cause” means, when used in connection with the termination of a Grantee’s Employment, (a) if the Grantee has an effective employment agreement with the Company at the time of grant, the definition used in such employment agreement at the time of grant, or (b) if the Grantee does not have an effective employment agreement at the time of grant, unless otherwise provided in the Grantee’s Award Agreement, the termination of the Grantee’s Employment with the Company on account of: (i) a Grantee’s continued failure to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a Grantee’s commission of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; (iii) a Grantee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties; (iv) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company; (v) a Grantee’s breach of any material obligations contained in the Grantee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein or (vi) a Grantee’s breach of the Company’s Code of Conduct; or (vii) a Grantee’s material breach of any Company policies and procedures applicable to the Grantee. If, subsequent to a Grantee’s termination of Employment, it is discovered that such Grantee’s Employment could have been terminated for Cause, the Grantee’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

1.2.5 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.6 “Change in Control” means, unless otherwise provided in the Grantee’s Award Agreement, (a) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of United Rentals representing more than 50% of the total voting power represented by then outstanding voting securities of United Rentals or (b) there shall be consummated a merger of United Rentals, the sale or disposition by United Rentals of all or substantially all of its assets within a 12-month period, or any other business combination of United Rentals with any other corporation or business entity, but not including any merger or business combination of United Rentals which would result in the voting securities of United Rentals outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of United Rentals or such surviving entity outstanding immediately after such merger or business combination. Notwithstanding anything herein to the contrary, in no event shall shareholder approval of a transaction which, if consummated, would constitute a Change in Control constitute a Change in Control.

1.2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.8 “Committee” has the meaning set forth in Section 1.3.1.

1.2.9 “Common Stock” means the common stock of United Rentals, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.

1.2.10 “Company” means United Rentals and its consolidated subsidiaries.

1.2.11 “Consent” has the meaning set forth in Section 3.3.2.

1.2.12 “Consultant” means any individual, corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company pursuant to a written agreement.

1.2.13 “Covered Person” has the meaning set forth in Section 1.3.4.

1.2.14 “Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of United Rentals.

1.2.15 “Effective Date” means the later of (a) the date the Board approves the Plan and (ii) the date the Plan is approved by the stockholders of United Rentals.

1.2.16 “Employee” means a regular, active employee and a prospective employee of the Company.

1.2.17 “Employment” means (a) a Grantee’s employment if the Grantee is an Employee of the Company, (b) a Grantee’s services as a Director if the Grantee is a Director or (c) a Grantee’s services as a Consultant if the Grantee is a Consultant to the Company. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee will be treated as terminating Employment with the Company upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations. Notwithstanding the foregoing, with respect to any Award subject to Section 409A (and not exempt therefrom), a Grantee’s termination of Employment means a Grantee’s “separation from service” (as such term is defined and used in Section 409A).

1.2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.19 “Extended Absence” means the Grantee’s inability to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.20 “Fair Market Value” means, with respect to a share of Common Stock, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.21 “Full Value Award” means an Award other than a stock option, stock appreciation right or other Award for which the Grantee pays the grant date intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company), and which is settled by the issuance of shares of Common Stock.

1.2.22 “Grantee” means an Employee, Director or Consultant who receives an Award.

1.2.23 “Incentive Stock Option” means a stock option to purchase shares of Common Stock that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.24 “Other Stock-Based or Cash-Based Awards” means awards granted pursuant to Section 2.8.

1.2.25 “Performance-Based Awards” means certain Other Stock-Based or Cash-Based Awards granted pursuant to Section 2.8.2.

1.2.26 “Plan” means this United Rentals, Inc. 2010 Long Term Incentive Plan, as amended from time to time.

1.2.27 “Plan Action” will have the meaning set forth in Section 3.3.1.

1.2.28 “Predecessor Plan” means each of the 2001 Comprehensive Stock Plan of United Rentals, Inc. (formerly the 2001 Senior Stock Plan), the 2001 Stock Plan of United Rentals, Inc. and the 1998-2 Stock Option Plan of United Rentals, Inc., each as amended to the Effective Date.

1.2.29 “Section 162(m)” means the exception for performance-based compensation under Section 162(m) of the Code, including any amendments or successor provisions to that section, and any Treasury Regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.30 “Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code, including any amendments or successor provisions to that section, and any Treasury Regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.31 “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.32 “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of United Rentals and of any subsidiary or parent corporation of United Rentals.

1.2.33 “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

1.2.34 “United Rentals” means United Rentals, Inc., or a successor entity thereto.

1.3       Administration

1.3.1 The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan unless a different committee is appointed by the Board. In particular, the Committee will have the authority in its sole discretion to:

(a)	exercise all of the powers granted to it under the Plan;

(b)	construe, interpret and implement the Plan and all Award Agreements;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d)	make all determinations necessary or advisable in administering the Plan;

(e)	correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)	amend the Plan to reflect changes in applicable law but, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent;

(g)	grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards;

(h)	amend any outstanding Award Agreement in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award will be restricted stock, which is subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award will be restricted stock, which is subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities), provided, however, that, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent; and

(i)	determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.13, (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company with respect to any Awards, (4) Awards may be settled by United Rentals, any of its subsidiaries or affiliates or any of its or their designees and (5) subject to Section 2.3.6 and Section 2.4.5, as applicable, the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. To the extent permitted by applicable law, the Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.3 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4 No Director or Employee (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by United Rentals against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with United Rentals’ approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that United Rentals will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once United Rentals gives notice of its intent to assume the defense, United Rentals will have sole control over such defense with counsel of United Rentals’ choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under United Rentals’ Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that United Rentals may have to indemnify such persons or hold them harmless.

1.4       Persons Eligible for Awards

Awards under the Plan may be made to Employees, Directors and Consultants.

1.5       Types of Awards Under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) dividend equivalent rights and (f) Other Stock-Based or Cash-Based Awards, that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6       Shares of Common Stock Available for Awards

1.6.1 Common Stock Subject to the Plan; Share Counting. Subject to the other provisions of this Section 1.6, the maximum aggregate number of shares of Common Stock that may be granted under the Plan is 2,649,742, which includes 249,742 shares of Common Stock available for grant under the Predecessor Plans as of March 15, 2010. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by United Rentals. Any shares of Common Stock that are subject to Awards that are not Full Value Awards shall be counted against this limit as one share for every share granted; shares of Common Stock that are subject to any Full Value Awards shall be counted against this limit as 1.26 shares for every share granted (as adjusted pursuant to the provisions of Section 1.6.4). The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (i) the gross number of shares of Common Stock for which stock options or stock appreciation right are exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Grantee as the result of a net settlement and (ii) any shares of Common Stock withheld pursuant to Section 3.2 to satisfy any tax withholding obligation with respect to any Award. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

1.6.2 Adjustment for Unissued Predecessor Plan Shares. The maximum aggregate number of shares of Common Stock that may be granted under the Plan, as set forth in Section 1.6.1, shall be cumulatively increased from time to time by the number of shares of Common Stock subject to, or acquired pursuant to, that portion of any option or other award outstanding pursuant to a Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is forfeited, terminated or canceled for any reason without having been exercised or settled in full; provided, however, that the aggregate number of shares of Common Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to this Section 1.6.2 shall not exceed 5,068,883 (as adjusted pursuant to the provisions of Section 1.6.4).

1.6.3 Replacement of Shares. If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Common Stock free and clear of any restrictions or conditions that are part of such Award, then the shares of Common Stock covered by such forfeited, expired, terminated or lapsed award will again be available for grant under the Plan; provided, however, that the number of shares of Common Stock that shall again be available for the grant under the Plan shall be increased by 1.26 shares for each share of Common Stock subject to a Full Value Award at the time such Full Value Award is forfeited, expires, terminates or otherwise lapses (as adjusted pursuant to the provisions of Section 1.6.4). For the avoidance of doubt, the following will not again become available for issuance under the Plan: (A) any shares of Common Stock withheld pursuant to Section 3.2 to satisfy any tax withholding obligation with respect to any Award and (B) any shares of Common Stock tendered or withheld to pay the exercise price of stock options or stock appreciation rights.

1.6.4 Adjustments. The Committee will adjust the number and kind of shares of Common Stock authorized pursuant to Section 1.6.1, adjust the aggregate number of shares of Common Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to Section 1.6.2, adjust the individual Grantee limitations set forth in Section 1.7, adjust the number of shares of Common Stock set forth in Section 2.3.2 that can be issued through Incentive Stock Options and adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Common Stock, including any extraordinary cash dividend or extraordinary distribution; provided that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A. After any adjustment made pursuant to this Section 1.6.4, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number.

1.6.5 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Common Stock available pursuant to Section 1.6.1, authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

1.7       Individual Limitations.

The maximum number of shares of Common Stock with respect to which Awards may be granted during any 12-month period to any Employee shall be 2,649,742 (as adjusted pursuant to the provisions of Section 1.6.4). The maximum payment under any Award denominated in dollars under the Plan that may be granted during any 12-month period to any Employee shall be $15,000,000 for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentences shall (i) apply to an Award other than a stock option or stock appreciation right only if the Award is intended to be “performance-based compensation” as that term is used in Section 162(m) and (ii) be adjusted upward or downward, as applicable, on a pro rata basis for each full or partial 12-month period in the applicable performance period.

1.8       Full Value Award Vesting Limitations

Notwithstanding any other provision of the Plan to the contrary, Full Value Awards (a) which vest on the basis of the Grantee’s continued Employment shall be subject to a minimum vesting schedule of at least three years following the date of grant of the Award (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date on which such Award is granted) and (b) which vest on the basis of the attainment of performance goals shall provide for a performance period of not less than 12 months measured from the commencement of the period over which performance is evaluated; provided, however, that the foregoing limitations shall not preclude the acceleration of vesting of any such Award upon the death, disability or retirement of the Grantee or upon or following a Change in Control, as determined by the Committee in its discretion, and shall not apply to Full Value Awards that are granted in lieu of cash compensation or pursuant to Section 1.6.5.  Notwithstanding the foregoing, Full Value Awards with respect to 10% of the maximum aggregate number of shares of Common Stock that may be granted under the Plan pursuant to Section 1.6.1 may be granted under the Plan to any one or more Grantees without respect to such minimum vesting provisions.

ARTICLE II
AWARDS UNDER THE PLAN

2.1       Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.13, in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of United Rentals. No Award or purported Award shall be a valid and binding obligation of United Rentals unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2       No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of United Rentals with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.4, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3       Options

2.3.1 Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2 Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of United Rentals and of any subsidiary or parent corporation of United Rentals) will not exceed $100,000 and (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option. The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 2,649,742 shares of Common Stock (as adjusted pursuant to the provisions of Section 1.6.4).

2.3.3 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of the Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.

2.3.4 Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the date on which the stock option is granted.

2.3.5 Exercise of Stock Option and Payment for Shares. A stock option may be exercised at such time or times and subject to such terms and conditions as will be determined by the

Committee at the time the stock option is granted and set forth in the Award Agreement; provided, however, that stock options shall be subject to a minimum vesting schedule of at least one year, except that unvested stock options may become vested prior to the completion of the one-year period upon a Change in Control or the Grantee’s retirement, disability or death, in each case, to the extent provided in the applicable Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to United Rentals specifying the number of shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock of the same class as those to be granted by exercise of the stock option having a Fair Market Value equal to the aggregate exercise price for the shares of Common Stock being purchased, based on the Fair Market Value as of the exercise date, (c) if there is a public market for the Common Stock at such time, through the delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to United Rentals an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares of Common Stock being purchased, (d) by surrender of all or part of the Common Stock issuable upon exercise of the option by the largest whole number of shares of Common Stock with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Grantee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued, (e) any other form of consideration approved by the Company and permitted by applicable law and (f) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by United Rentals on terms acceptable to United Rentals with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of United Rentals.

2.3.7 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock option Award Agreement in respect of exercised stock options were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised stock option over the exercise price paid therefor, without reduction for any shares of Common Stock applied to satisfy withholding tax or other obligations in respect of such shares.

2.4       Stock Appreciation Rights

2.4.1 Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.4.2 Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.

2.4.3 Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted; provided, however, that stock appreciation rights shall be subject to a minimum vesting schedule of at least one year, except that unvested stock appreciation rights may become vested prior to the completion of the one-year period upon a Change in Control or the Grantee’s retirement, disability or death, in each case, to the extent provided in the applicable Award Agreement. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to United Rentals specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, shares of Common Stock, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by United Rentals on terms acceptable to United Rentals with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of United Rentals.

2.4.6 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock appreciation right Award Agreement in respect of exercised stock appreciation rights were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised stock appreciation rights over the exercise price paid therefor, without reduction for any shares of Common Stock applied to satisfy withholding tax or other obligations in respect of such stock appreciation rights.

2.5       Restricted Stock

2.5.1 Grants. The Committee may grant or offer for sale restricted stock in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such stock, the Grantee will have the rights of a stockholder with respect to the restricted stock, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted stock will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of such shares. In the event that a Certificate is issued in respect of restricted stock, such Certificate may be registered in the name of the Grantee, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by United Rentals or its designated agent until the time the restrictions lapse.

2.5.2 Right to Vote and Receive Dividends on Restricted Stock. Each Grantee of an Award of restricted stock will, during the period of restriction, be the beneficial and record owner of such restricted stock and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted stock will be retained by the Company for the account of the relevant Grantee and, if paid in cash, reinvested in additional shares of Common Stock based on the Fair Market Value of the Common Stock on the date of reinvestment. Such dividends or other distributions will revert back to the Company if for any reason the restricted stock upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted stock and retained by the Company will be paid to the relevant Grantee.

2.5.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted stock Award Agreement in respect of restricted stock which has become vested were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time such stock became vested) of such restricted stock, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such restricted stock.

2.5.4 Performance-Based Grants. Notwithstanding anything to the contrary herein, restricted stock granted under this Section 2.5 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 2.8.2.

2.6       Restricted Stock Units

2.6.1 Grant. The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of United Rentals, until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.6.2 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted stock unit Award Agreement in respect of the delivery of shares underlying such restricted stock units were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such delivery date, without reduction for any shares applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.6.3 Performance-Based Grants. Notwithstanding anything to the contrary herein, restricted stock units granted under this Section 2.6 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 2.8.2.

2.7       Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award (other than a stock option or a stock appreciation right) a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of United Rentals until payment of such amounts is made as specified in the applicable Award Agreement.

In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate. Notwithstanding the foregoing, unless otherwise provided in the Grantee’s Award Agreement, a Grantee’s right under an Award Agreement to dividend equivalent payments in the case of an Award that is subject to vesting conditions shall be treated as unvested so long as such Award remains unvested, and any such dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional shares of Common Stock based on the Fair Market Value of the Common Stock on the date of reinvestment) and paid within 30 days following the date on which such Award is determined by the Company to have vested.

2.8       Other Stock-Based or Cash-Based Awards

2.8.1 Grant. The Committee may grant other types of equity-based or cash-based Awards (including the grant or offer for sale of unrestricted shares of Common Stock and performance stock and performance units settled in cash) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8.2 Performance-Based Awards. Notwithstanding anything to the contrary herein, Other Stock-Based or Cash-Based Awards may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow the following procedures:

(a) Establishment of the Performance Period, Performance Goals and Formula. A Grantee’s Performance-Based Award shall be determined based on the attainment of written objective performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Compensation Committee will prescribe a formula to determine the amount of the Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.

(b) Performance Criteria. The performance goals shall be based on one or more of the following business criteria (either separately or in combination) with regard to United Rentals (or a subsidiary, division, other operational unit or administrative department of United Rentals): (i) the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain levels of, or a percentage increase in revenue; (iii) the attainment of certain levels of, or a percentage increase in after-tax or pre-tax profits (including net operating profit after taxes); or net income, including without limitation that attributable to continuing and/or other operations; (iv) the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations; (vii) the attainment of certain levels of, or a specified increase in, return on capital employed

(including, without limitation, return on invested capital or return on committed capital) or return on assets; (viii) the attainment of certain levels of, or a percentage increase in, return on stockholder equity; (ix) the attainment of certain levels of, or a percentage increase in, market share; (x) the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of Common Stock; (xi) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales and cost of rental equipment sales); (xiii) the attainment of certain levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or (xiv) the attainment of certain levels of, or a specified increase in, customer service measures or indices (including net promoter score). The aforementioned business criteria may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance.

In addition, the performance goals may be based upon the attainment of specified levels of United Rentals (or subsidiary, division, other operational unit or administrative department of United Rentals) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of United Rentals. To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria. The performance goals may incorporate, if and only to the extent permitted under Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) or otherwise violate Section 162(m), such provision shall be of no force or effect.

(c) Certification of Performance Goals. Following the completion of each performance period, the Committee shall have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Grantee and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Grantee may be less (but not more than) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Grantee at such time as determined by the Committee in its sole discretion after the end of such performance period.

ARTICLE III
MISCELLANEOUS

3.1       Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board or the Committee may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board or the Committee, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency; provided, however, without stockholder approval, there shall be (a) no increase in the maximum aggregate number of shares of Common Stock that may be issued under the Plan, (b) no material modification of the requirements for participation in the Plan or (c) no increase in the benefits accrued to Grantees under the Plan; provided, further, that if and to the extent the Board or the Committee determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code will be effective without the approval of the stockholders of United Rentals as required by Section 162(m) and, if and to the extent the Board or the Committee determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the stockholders of United Rentals.

3.2       Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award (including upon making an election under Section 83(b) of the Code). As a condition to the delivery of any shares of Common Stock, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the minimum statutory amounts of such taxes required by law to be withheld.

3.3       Required Consents and Legends

3.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.13 such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2 The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4       Right of Offset

The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5       Nonassignability; No Hedging

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, however, that under no circumstances shall any such transfer be made for value or consideration. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6       Change in Control

3.6.1 Unless otherwise provided in the applicable Award Agreement, (a) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of United Rentals (or of any direct or indirect parent entity) will not be publicly traded or (y) Awards will not be honored or assumed, or new rights that substantially preserve the terms of Awards substituted therefor, (i) any outstanding Awards then held by a Grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such Change in Control and (ii) any outstanding performance-based Awards shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods and (b) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of United Rentals or of any direct or indirect parent entity will be publicly traded and (y) Awards will be honored or assumed, or new rights that substantially preserve the terms of Awards substituted therefor, if a Grantee’s Employment is terminated without Cause within 12 months after such Change in Control, (i) any outstanding Awards then held by a Grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date such Grantee’s Employment is terminated and (ii) any outstanding performance-based Awards shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods, as of the date such Grantee’s Employment is terminated.

3.6.2 In the event of a Change in Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

3.7       Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate or alter the terms and conditions of such Employment.

3.8       Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of shares of Common Stock, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9       Non-Uniform Determinations

3.9.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

3.10       Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11       Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12       Termination of Plan

The Board and the Committee reserve the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on March 11, 2020, and provided further, that all Awards made under the Plan before its termination, and the Committee’s authority to administer the terms of such Awards, will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements; provided, further, that no Awards (other than a stock option or stock appreciation right) that are intended to be “performance-based” under Section 162(m) (including any Performance-Based Awards) shall be granted on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders of United Rentals previously approved the performance criteria in Section 2.8.2(b) unless the performance criteria are reapproved (or other designated performance criteria are approved) by the stockholders of United Rentals on or before such stockholder meeting.

3.13       Section 409A

3.13.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner that results in adverse tax consequences for the Grantee or any of his beneficiaries or transferees.

3.13.2 Without limiting the generality of Section 3.13.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) any payment to be made with respect to such Award in connection with the Grantee’s separation from service to the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (b) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m), such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (c) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) for purposes of determining whether the Grantee has experienced a separation from service to the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with United Rentals, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.14       Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.15       Choice of Forum

3.15.1 Jurisdiction. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in the County of Fairfield, State of Connecticut over any suit, action or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 3.16. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.15.1 has a reasonable relationship to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.15.1.

3.15.2 Acceptance of Jurisdiction. The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.15.1, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.15 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.15.3 Service of Process. Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of United Rentals as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 3.16, who will promptly advise such Grantee of any such service of process.

3.15.4 Confidentiality. Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.15, except that a Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.16       Dispute Resolution.

Subject to the provisions of Section 3.15, any dispute, controversy or claim between the Company and a Grantee, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in New York, New York before, and in accordance with the rules then obtaining of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

3.17       Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18       Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.19       No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (ii) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.20       No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.21       Successors and Assigns of United Rentals

The terms of the Plan will be binding upon and inure to the benefit of United Rentals and any successor entity contemplated by Section 3.6.

3.22       Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted on March 11, 2010 by the Compensation Committee of the Board, subject to the approval by the stockholders of United Rentals at the 2010 Annual Meeting of Stockholders on May 11, 2010. The Plan will only be effective if it is approved by the stockholders of United Rentals at the 2010 Annual Meeting of Stockholders. If the Plan is not so approved by the stockholders of United Rentals, then the Plan will be null and void in its entirety and the Predecessor Plans will remain in full force and effect.

UNITED RENTALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Jonathan M. Gottsegen or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 11, 2010 at 10:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.
(Continued and to be signed and dated on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831
May 11, 2010
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Tuesday, May 11, 2010: The Notice of and Proxy Statement for the 2010 Annual Meeting of Stockholders and the Company’s 2009 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.
â	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	â

00003333333333301000 1	061109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.
   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH NOMINEE AND “FOR” SUCH PROPOSAL.
The undersigned acknowledges receipt of the accompanying Notice of and Proxy Statement for the 2010 Annual Meeting of Stockholders and the Company’s 2009 Annual Report to Stockholders.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

1.	Election of Directors

		FOR	AGAINST	ABSTAIN
	Jenne K. Britell	☐	☐	☐
	José B. Alvarez	☐	☐	☐
	Howard L. Clark, Jr.	☐	☐	☐
	Bobby J. Griffin	☐	☐	☐
	Michael J. Kneeland	☐	☐	☐
	Singleton B. McAllister	☐	☐	☐
	Brian D. McAuley	☐	☐	☐
	John S. McKinney	☐	☐	☐
	Jason D. Papastavrou	☐	☐	☐
	Filippo Passerini	☐	☐	☐
	Keith Wimbush	☐	☐	☐
2.	Approval of 2010 Long Term Incentive Plan	☐	☐	☐
3.	Ratification of Appointment of Independent Auditors	☐	☐	☐

	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder	Date	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.